     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 8, 1996.


                                                      REGISTRATION NO. 333-03943
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                     STANDARD FEDERAL BANCORPORATION, INC.
             (Exact name of registrant as specified in its charter)

                                    MICHIGAN
                        (State or other jurisdiction of
                         incorporation or organization)
                                   38-2899274
                                (I.R.S. Employer
                              Identification No.)

                           2600 WEST BIG BEAVER ROAD
                              TROY, MICHIGAN 48084
                                 (810) 643-9600
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                                  JOSEPH KRUL
                             SENIOR VICE PRESIDENT
                     STANDARD FEDERAL BANCORPORATION, INC.
                           2600 WEST BIG BEAVER ROAD
                              TROY, MICHIGAN 48084
                                 (810) 637-2530
           (Name, address, including zip code, and telephone number,
               including area code, agent for service of process)
                            ------------------------

                                   COPIES TO:

                            PAUL R. RENTENBACH, ESQ.
                            DYKEMA GOSSETT P.L.L.C.
                             400 RENAISSANCE CENTER
                            DETROIT, MICHIGAN 48243
                            DANIEL M. ROSSNER, ESQ.

                                BROWN & WOOD LLP

                             ONE WORLD TRADE CENTER
                            NEW YORK, NEW YORK 10048

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.     / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, please check the following box.     /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.     / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.     / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.     / /
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                   SUBJECT TO COMPLETION, DATED JULY 8, 1996

PRELIMINARY PRICING SUPPLEMENT
(TO PROSPECTUS DATED JULY   , 1996 AND
PROSPECTUS SUPPLEMENT DATED JULY   , 1996)

                                  $100,000,000

                     STANDARD FEDERAL BANCORPORATION, INC.

                  % FIXED RATE SUBORDINATED NOTES DUE JULY    , 2006
[STANDARD FEDERAL LOGO]

     The      % Fixed Rate Subordinated Notes Due July   , 2006 (the "Notes"),
are part of a series of Subordinated Medium-Term Notes of Standard Federal Bancorporation, Inc. (the "Company") described in the accompanying Prospectus and Prospectus Supplement. Interest on the Notes will be payable semiannually in
arrears on each January   and July   to the holder of record on each December
and June   , respectively, commencing on January   , 1997 and will be a per
annum rate equal to      %. The Notes will mature on July   , 2006, and will not
be subject to redemption prior to maturity. The Notes will be issued in book-entry form through the facilities of The Depository Trust Company in minimum denominations of $1,000 and integral multiples thereof.

     The Notes will be unsecured and will be subordinated to all Senior Indebtedness (as defined in the accompanying Prospectus) of the Company. PAYMENT OF PRINCIPAL OF THE NOTES MAY BE ACCELERATED ONLY IN THE CASE OF CERTAIN EVENTS INVOLVING THE BANKRUPTCY, INSOLVENCY OR REORGANIZATION OF THE COMPANY. THERE IS NO RIGHT OF ACCELERATION IN THE CASE OF DEFAULT IN THE PAYMENT OF PRINCIPAL OF OR INTEREST ON THE NOTES OR THE PERFORMANCE OF ANY OTHER OBLIGATION OF THE COMPANY UNDER THE NOTES.
                            ------------------------

     SEE "RISK FACTORS" ON PAGE S-3 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT FOR CERTAIN CONSIDERATIONS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES OFFERED HEREBY.
                            ------------------------
THE SUBORDINATED NOTES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY SAVINGS BANK OR NON-BANK SUBSIDIARY OF THE COMPANY AND ARE NOT INSURED
  BY THE SAVINGS ASSOCIATION INSURANCE FUND OR THE BANK INSURANCE FUND OF
    THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT
      AGENCY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING
       SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND PROSPECTUS
          SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A
             CRIMINAL OFFENSE.

- ---------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------
                                            PRICE TO             UNDERWRITING           PROCEEDS TO
                                           PUBLIC(1)             DISCOUNT(2)           COMPANY(1)(3)
- ---------------------------------------------------------------------------------------------------------
Per Note...........................            %                      %                      %
- ---------------------------------------------------------------------------------------------------------
Total..............................            $                      $                      $
- ---------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from July   , 1996.
(2) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Supplemental Plan of Distribution".
(3) Before deducting expenses payable by the Company estimated at $          .

                            ------------------------

     The Notes are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes will be made in book-entry form through the facilities of
The Depository Trust Company on or about July   , 1996.

                            ------------------------

                              MERRILL LYNCH & CO.

LEHMAN BROTHERS               SMITH BARNEY INC.               UBS SECURITIES LLC


FIRST OF MICHIGAN CORPORATION  KEEFE, BRUYETTE & WOODS, INC. MCDONALD &  RONEY &
                                                              COMPANY      CO.


                                                 SECURITIES, INC.
                            ------------------------

             The date of this Pricing Supplement is July   , 1996.

     THIS PRELIMINARY PRICING SUPPLEMENT AND THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT AND PROSPECTIVE PURCHASERS ARE REFERRED TO THE FINAL PRICING SUPPLEMENT FOR DEFINITIVE INFORMATION ON ANY MATTER CONTAINED HEREIN. THIS PRELIMINARY PRICING SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL OR UNAUTHORIZED.

THE COMPANY

     On May 1, 1995, Standard Federal Bancorporation, Inc. (the "Company"), became the holding company for Standard Federal Bank (the "Bank"), a federally chartered savings bank founded in 1893. The Bank converted to a publicly owned stock chartered thrift institution in January 1987 and since then has significantly increased its banking franchise. This growth has been achieved not only through in-market mergers and acquisitions, but also by aggressively developing its core businesses. Through a consistent focus on retail and wholesale residential mortgage lending, retail deposit gathering, consumer lending and residential mortgage loan servicing, the Bank has been able to maintain its net interest margin, increase recurring fee income, maintain a high level of asset quality and control its operating expenses. As a result, the Company has experienced increased profitability over the past several years.

     The Bank has significantly expanded its branch network geographically through 21 mergers and acquisitions over the past 16 years. With $13.5 billion in assets at March 31, 1996, the Company is the seventh largest publicly traded thrift-related financial services organization, in terms of assets, in the United States. With deposits of $9.4 billion at March 31, 1996, the Company, through the Bank, has the largest deposit base of all thrift institutions headquartered in the Midwest. These statistics do not reflect the Company's acquisition of Bell Bancorp, Inc. ("Bell"), which was completed on June 7, 1996 (See "Recent Developments -- Acquisition of Bell Bancorp, Inc."). For purposes of federal Prompt Corrective Action regulations, the Bank's regulators categorized the Bank as well-capitalized, the highest possible rating, throughout all of 1995.

     The Company is primarily a consumer-oriented financial services organization. Its principal business consists of obtaining funds in the form of deposits and borrowings and investing those funds in various types of loans and marketable securities. The origination of single-family home mortgage loans is the Bank's primary lending activity. The Bank has been the largest originator, based on dollar value, of single-family home mortgage loans in Michigan for seven consecutive years. In 1995, the Bank was the tenth largest mortgage originator, based upon dollar value, in the United States. The Bank also makes consumer loans and non-real estate commercial loans and, to a much lesser extent, commercial real estate loans. The Bank also conducts business through a nationwide mortgage banking correspondent network.

     The Bank currently (following the acquisition of Bell) conducts its retail banking business from 180 full-service Banking Centers and 12 retail Home Lending Centers located in Michigan, Illinois, Indiana and Ohio. The Bank's largest concentration of branch offices is in southeast Michigan, where it has four offices in the city of Detroit and 105 offices in the suburban Detroit area. The Bank also has ten offices in north-central Michigan, five offices in northern Michigan, 32 offices in the southwest Michigan/northwest Indiana region, 11 offices in northeast Indiana, 14 offices in the greater Chicago, Illinois market area and 11 offices in northwest Ohio. At March 31, 1996, the largest percentage of loans held or serviced by the Bank related to properties located in southeast Michigan. The Bank has 27 wholesale Loan Production Offices which conduct business with correspondents nationwide. The Bank also owns and operates over 370 automated teller machines located throughout its retail market areas.

     The primary operating objective of the Company is to maximize both net interest income and net income over the long term, while taking into consideration both credit risk and interest rate risk. In pursuit of these objectives, the Company follows the strategy of acquiring assets for investment purposes and retaining portions of its loan production. The Company attempts to achieve reasonable spreads through matching such assets with deposits and a number of other funding sources. The Company has never made any foreign loans, not does it participate as an investor in high-yield financing, highly leveraged transactions or non-investment grade securities.

     The Company's executive office is located at 2600 West Big Beaver Road, Troy, Michigan 48084, and its telephone number at such office is (810) 643-9600.

USE OF PROCEEDS

     The Company plans to use a portion of the net proceeds of this offering to repay certain short term borrowings incurred after the Bell acquisition to maintain the Bank's status as "well-capitalized" as of June 30, 1996. In addition, the Company plans to invest a substantial portion of the net proceeds of this offering in the Bank. All additional net proceeds will be retained by the Company for general corporate purposes. In addition to the capital needs arising from the recently completed Bell acquisition, additional capital could be required if and when currently proposed legislation to resolve differences in federal deposit insurance assessments between commercial banks and thrifts is enacted. See "Recent Developments".

CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1996, and as adjusted as of such date to give effect to (i) the issuance of the Notes offered by this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus and (ii) the acquisition of Bell on June 7, 1996. This capitalization table should be read in conjunction with the financial statements and related notes incorporated by reference in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus.

                                                                           At March 31, 1996
                                                                      Historical      As Adjusted
- -------------------------------------------------------------------------------------------------
                                                                            (In Thousands)
FHLB Advances and Other Borrowings:
  Due within one year                                                 $1,203,756      $ 1,213,756
  Due in 1 year to 2 years                                                 8,992            8,992
  Due in 2 years to 3 years                                            1,382,702        1,382,702
  Due in 3 years to 4 years                                               13,482           13,482
  Due in over 4 years                                                     27,772          127,772
                                                                      ----------      -----------
                                                                       2,636,704        2,746,704
Stockholders' Equity:
  Serial preferred stock, no par value per share; 50,000,000
     shares authorized; none issued                                           --               --
  Common stock, no par value per share; 150,000,000 shares
     authorized; 31,289,495 shares issued and outstanding at
     March 31, 1996                                                      234,401          234,401
  Retained earnings, partially restricted                                689,910          689,910
  Unrealized net gain on mortgage-backed securities available for
     sale                                                                 14,932           14,932
                                                                      ----------      -----------
       Total stockholders' equity                                        939,243          939,243
                                                                      ----------      -----------
       Total liabilities and stockholders' equity                     $3,575,947      $ 3,685,947
                                                                      ==========      ===========

     The following table sets forth (i) historical capital ratios of the Bank at March 31, 1996, (ii) pro forma capital ratios for each of the Company and the Bank after giving effect to the Bell acquisition, the issuance of the Notes and the contribution of the net proceeds from the offering to the Notes by the Company to the Bank following repayment of the short term borrowings incurred after the Bell acquisition, and (iii) existing regulatory requirements. See "Recent Developments."


                                           The Company(1)                The Bank               Regulatory
                                        Actual      Pro forma      Actual      Pro forma      Requirement(1)
- ------------------------------------------------------------------------------------------------------------
Core capital ratio                       5.96%         4.78%        5.88%         5.37%            1.50%
Tangible capital ratio                   5.83%         4.66%        5.75%         5.26%            3.00%
Tier 1 risk-based ratio                 12.14%         9.76%       11.98%        10.97%            4.00%
Risk-based capital ratio                12.60%        10.24%       12.43%        11.44%            8.00%


(1) OTS capital regulations do not apply to savings and loan holding companies. Ratios for the Company have been computed as if OTS regulations applicable to the Bank applied to the Company.

RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges was 2.21 for the quarter ended March 31, 1996, and 2.01 for the year ended December 31, 1995. This ratio was calculated by dividing the sum of fixed charges into the sum of earnings, excluding interest on deposits. The ratio of earnings to fixed charges, including interest on deposits, was 1.33 for the quarter ended March 31, 1996, and 1.31 for the year ended December 31, 1995. For information related to prior years, see "Ratio of Earnings to Fixed Charges" in the accompanying Prospectus.

CONSOLIDATED SUMMARY FINANCIAL DATA


     The following tables set forth certain historical consolidated summary financial data of the Company, which should be read in conjunction with, and is qualified by reference to, the more detailed financial and other documents incorporated herein by reference. See "Incorporation of Certain Documents by Reference" in the Prospectus, including specifically the Company's Annual Report on Form 10-K for the year ended December 31, 1995, the Company's Notice of Annual Meeting and Proxy Statement for its meeting held on April 23, 1996, and the Company's Form 10-Q for the Quarter Ended March 31, 1996. The pro forma data reflects (i) the issuance of the Notes offered by this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus and (ii) the acquisition of Bell on June 7, 1996. See "Recent Developments."



                                                                      Pro Forma
                                                            Quarter Ended     Year Ended
       (In thousands,          Quarter Ended March 31,        March 31,      December 31,     Year Ended December 31,
   except per share data)        1996           1995            1996             1995           1995           1994
- -----------------------------------------------------------------------------------------------------------------------
SUMMARY STATEMENT OF
 OPERATIONS:
Total interest income         $   242,487    $   215,361    $    271,402     $ 1,039,627     $   925,703    $   774,996
Total interest expense            154,361        136,615         175,422         684,249         603,219        444,349
                              -----------    -----------    ------------     -----------     -----------    -----------
Net interest income                88,126         78,746          95,980         355,378         322,484        330,647
Provision for (recovery of)
 losses                               605         (1,025)          1,612           4,702           1,304            184
                              -----------    -----------    ------------     -----------     -----------    -----------
Net interest income after
 provision for (recovery of)
 losses                            87,521         79,771          94,368         350,676         321,180        330,463
Non-interest income                18,235         15,909          19,276          68,246          65,033         54,667
Other expenses                     54,165         50,326          60,888         227,353         198,012        198,527
                              -----------    -----------    ------------     -----------     -----------    -----------
Income before provision for
 federal income taxes              51,591         45,354          52,756         191,569         188,201        186,603
Provision for federal income
 taxes                             19,400         16,300          20,542          71,946          68,700         67,600
                              -----------    -----------    ------------     -----------     -----------    -----------
Net income                         32,191         29,054          32,214         119,623         119,501        119,003
                              ===========    ===========    ============     ===========     ===========    ===========
Earnings per share            $      1.00    $      0.90    $       1.00     $      3.70     $      3.70    $      3.70
                              ===========    ===========    ============     ===========     ===========    ===========
Dividends per share           $      0.19    $      0.17    $       0.19     $      0.70     $      0.70    $      0.62
                              ===========    ===========    ============     ===========     ===========    ===========
Dividend payout ratio               19.00%         18.89%          19.00%          18.92%          18.92%         16.76%
                              ===========    ===========    ============     ===========     ===========    ===========
PERFORMANCE RATIOS:
Return on average assets             0.95%          0.95%            N/A             N/A            0.93%          1.05%
Return on average equity            13.89%         14.10%            N/A             N/A           13.93%         15.68%
Interest rate spread during
 the period                          2.46%          2.50%            N/A             N/A            2.36%          2.90%
Net interest margin on
 average earning assets              2.73%          2.75%            N/A             N/A            2.64%          3.11%
Operating expense ratio             49.69%         50.10%            N/A             N/A           48.63%         48.60%
Earnings to fixed charges:
 Including interest on
   deposits                          1.33x          1.33x           1.29x           1.28x           1.31x          1.42x
 Excluding interest on
   deposits                          2.21x          2.02x           2.17x           1.97x           2.01x          2.48x

       (In thousands,                 Year Ended December 31,
   except per share data)        1993           1992          1991
- ----------------------------------------------------------------------
SUMMARY STATEMENT OF
 OPERATIONS:
Total interest income         $   715,059    $  758,181    $  828,801
Total interest expense            426,428       498,586       616,996
                              -----------    ----------    ----------
Net interest income               288,631       259,595       211,805
Provision for (recovery of)
 losses                            11,311        11,728        11,990
                              -----------    ----------    ----------
Net interest income after
 provision for (recovery of)
 losses                           277,320       247,867       199,815
Non-interest income                53,965        44,514        45,435
Other expenses                    151,323       143,468       138,960
                              -----------    ----------    ----------
Income before provision for
 federal income taxes             179,962       148,913       106,290
Provision for federal income
 taxes                             64,400        53,300        40,488
                              -----------    ----------    ----------
Net income                        115,562        95,613        65,802
                              ===========    ==========    ==========
Earnings per share            $      3.60    $     3.00    $     2.11
                              ===========    ==========    ==========
Dividends per share           $      0.54    $     0.46    $     0.40
                              ===========    ==========    ==========
Dividend payout ratio               15.00%        15.33%        18.96%
                              ===========    ==========    ==========
PERFORMANCE RATIOS:
Return on average assets             1.17%         1.00%         0.70%
Return on average equity            17.61%        16.93%        13.37%
Interest rate spread during
 the period                          2.86%         2.62%         2.15%
Net interest margin on
 average earning assets              3.10%         2.89%         2.38%
Operating expense ratio             44.08%        47.44%        52.71%
Earnings to fixed charges:
 Including interest on
   deposits                          1.42x         1.30x         1.17x
 Excluding interest on
   deposits                          2.31x         1.85x         1.46x



                                                              Pro Forma
                                     At March 31,           At March 31,                          At December 31,
                                 1996           1995            1996                            1995           1994
- -----------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA:
Total assets                  $13,505,427    $12,469,998     $15,266,734                     $13,275,608    $12,076,933
Investment securities             218,395        567,807         237,834                         227,774        369,049
Mortgage-backed securities      2,941,299      2,456,330       3,147,312                       3,189,433      2,527,476
Loans receivable                9,666,512      8,821,466      10,008,230                       9,197,725      8,488,385
Cost in excess of fair value
 of net assets acquired           137,813        147,696         220,357                         135,874        151,381
Deposits                        9,449,204      8,484,960      11,053,529                       9,151,929      8,150,121
Borrowings                      2,636,704      2,812,870       2,746,704                       2,818,217      2,772,715
Stockholders' equity              939,243        836,745         939,243                         916,263        812,824
Equity-to-asset ratio                6.95%          6.71%           6.15%                           6.90%          6.73%
Book value per share                30.02          26.54           30.02                           29.38          25.79
Tangible book value per
 share                              25.61          21.78           22.98                           25.02          20.93
Share price at end of period        42.50          26.88           42.50                           39.38          24.00
CAPITAL RATIOS:
Core capital ratio                   5.88%          5.74%           5.37%                           5.82%          6.10%
Tangible capital ratio               5.75%          5.56%           5.26%                           5.67%          5.53%
Tier 1 risk-based ratio             11.98%         11.46%          10.97%                          12.08%         12.35%
Risk-based capital ratio            12.43%         11.91%          11.44%                          12.53%         12.83%
ASSET QUALITY:
Nonperforming assets to
 total assets                        0.45%          0.45%            N/A                            0.39%          0.43%
Allowance coverage of
 nonperforming loans                64.95%         74.22%            N/A                           75.13%         85.51%
Ratio of allowances to total
 loans                               0.38%          0.39%            N/A                            0.38%          0.41%
Ratio of net charge-offs to
 average loans                      (0.02)%        (0.02)%           N/A                            0.01%          0.02%

                                           At December 31,
                                 1993           1992          1991
- ---------------------------------------------------------------------
BALANCE SHEET DATA:
Total assets                  $10,905,397    $9,544,731    $9,513,922
Investment securities             316,379       543,149       939,328
Mortgage-backed securities      2,438,169     3,175,781     3,918,852
Loans receivable                7,435,063     5,247,577     4,048,668
Cost in excess of fair value
 of net assets acquired           149,914       120,568       128,960
Deposits                        7,790,555     6,527,603     6,188,550
Borrowings                      1,989,350     2,081,312     2,474,762
Stockholders' equity              710,500       609,071       524,765
Equity-to-asset ratio                6.52%         6.38%         5.52%
Book value per share                22.68         19.56         16.98
Tangible book value per
 share                              17.41         15.54         12.67
Share price at end of period        30.00         23.25         18.25
CAPITAL RATIOS:
Core capital ratio                   6.01%         6.14%         5.25%
Tangible capital ratio               5.08%         5.14%         4.18%
Tier 1 risk-based ratio             12.16%        13.14%        11.39%
Risk-based capital ratio            12.74%        13.53%        11.81%
ASSET QUALITY:
Nonperforming assets to
 total assets                        0.71%         0.75%         0.73%
Allowance coverage of
 nonperforming loans                66.61%        46.70%        44.63%
Ratio of allowances to total
 loans                               0.45%         0.53%         0.58%
Ratio of net charge-offs to
 average loans                       0.18%         0.17%         0.09%

RECENT DEVELOPMENTS

RESULTS OF OPERATIONS -- FIRST QUARTER OF 1996

     The Company's net income totaled $32.2 million, or $1.00 per share, during the three months ended March 31, 1996. This represents an annualized return on average assets ("ROA") of 0.95% and an annualized return on average stockholders' equity ("ROE") of 13.89%. This earning performance represents an increase of 11% when compared to the $29.1 million, or $0.90 per share, recorded during the same period in 1995 (ROA of 0.95% and ROE of 14.10%).

     Net interest income increased 12% during the first quarter of 1996, totaling $88.1 million, compared to $78.7 million recorded in the same period last year. The Company's net interest margin was 2.73% of average earning assets during the first quarter of 1996, compared to 2.75% during the same period in 1995, and 2.61% during the fourth quarter of 1995.


     During the first three months of 1996, the Company's provision for losses totaled $0.6 million. During this same time period, the Company's non-performing assets increased by $9.0 million, or 17%, while its allowance for loan losses increased by 3%. The Company's ratio of non-performing assets to total assets for the first quarter of 1996 was 0.45%. This increase in non-performing assets is primarily attributable to increasing consumer delinquencies for all types of loans nationwide. Nonetheless, the Company's non-performing assets remain below industry averages. The adequacy of the allowance for loan losses is evaluated regularly and is determined by management's judgment concerning the amount of risk inherent in the Company's various portfolios. At March 31, 1996, secured non-performing assets totaled 97.7% of total non-performing assets.


     Total operating expenses were $54.2 million for the quarter ended March 31, 1996, an increase of 8% compared to $50.3 million incurred during the same period in 1995. The ratio of general and administrative expenses to average assets for the quarter ended March 31, 1996, was 1.48%, compared to 1.52% for the same period in 1995. This decrease in the expense ratio is the result of efficiencies realized from comparatively higher mortgage lending volumes.

RESULTS OF OPERATIONS -- YEAR ENDED DECEMBER 31, 1995

     The Company's 1995 net income totaled $119.5 million, or $3.70 per share, representing an ROA of 0.93% and an ROE of 13.93%. This earnings performance is comparable to the $119.0 million, or $3.70 per share, recorded for the year ended December 31, 1994 (ROA of 1.05% and ROE of 15.68%).

     Net interest income decreased 2.5% during the year ended December 31, 1995, totaling $322.5 million compared to the $330.6 million recorded during 1994. The Company's net interest margin was 2.64% of average earning assets during the year ended December 31, 1995, compared to 3.11% during the same period in 1994.

     During 1995, the Company's provision for losses totaled $1.3 million. During this same time period, the Company's non-performing assets increased by $0.2 million, or less than 1%, while its allowances for loan losses increased by $0.4 million, or 1%. The Company's 1995 year-end ratio of non-performing assets to total assets of 0.39% is low when compared to either industry standards or the Company's capital levels. At December 31, 1995, secured non-performing assets totaled 97.3% of total non-performing assets.


     Total operating expenses were $198.0 million for the year ended December 31, 1995, compared to $198.5 million incurred during 1994. The ratio of general and administrative expenses to average assets for the year ended December 31, 1995 was 1.42%, compared to 1.62% for the same period in 1994. This decrease in the expense ratio is due to efficiencies realized from acquisitions completed in 1995 and a significantly increased volume of single-family mortgage loan originations.


ACQUISITION OF BELL BANCORP, INC.

     On June 7, 1996, the Company completed its acquisition of Bell. The purchase price, including payments made with respect to outstanding stock options, approximated $354.5 million. Bell, through its principal subsidiary, Bell Federal Savings and Loan Association ("Bell Federal"), operated 14 full-service branch offices in the greater Chicago, Illinois, market, and had total assets of $1.9 billion and total deposits of $1.6 billion at June 7, 1996. The transaction is being accounted for as a purchase and is anticipated to result in goodwill (excess of purchase price over the underlying market value of assets and liabilities) of between approximately $75.0 and $80.0 million.

PROPOSED LEGISLATION REGARDING BIF-SAIF DISPARITY

     Various Committees of Congress and various federal regulatory banking agencies, including the FDIC, are currently discussing changes to the federal deposit insurance system to narrow or eliminate the difference in financial characteristics between the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF"). One of the proposals being discussed would, among other things, assess savings associations, such as the Bank, a one-time fee to bring the SAIF fund into parity with the BIF fund. In the event that such a proposal was to become law, the Bank would then be required to record a one-time charge to earnings of approximately $57.0 million, or $1.77 per share, after-tax, based on aggregate March 31, 1995, insured deposit balances. Thereafter, the Bank's annual deposit insurance expense would be reduced for the foreseeable future by approximately 80% to 100% of current premiums. A premium reduction of this magnitude would represent annual after-tax cost savings to the Company of approximately $11.0 million to $14.9 million (i.e., $0.37 per share to $0.46 per share), based upon the actual aggregate 1995 deposit insurance premiums incurred by the Bank and Bell. If such a proposal is enacted during the second half of 1996, and the Bank then recognizes this one-time charge to its earnings and, therefore, its capital as well, without the additional capital to be contributed by the Company to the Bank from the net proceeds of this offering, the Bank could temporarily fall below the minimum levels of capital necessary to be categorized as "well capitalized" by the federal banking agencies.

PROPOSED LEGISLATION ELIMINATING THE THRIFT CHARTER

     Legislation which would generally require federal savings associations, such as the Bank, to convert to a national bank or a state charter has been proposed in Congress. In addition, such proposal would require that all savings and loan holding companies, such as the Company, convert to bank holding companies. It is uncertain to what extent existing powers of savings associations, such as the Bank, and savings and loan holding companies, such as the Company, would be grandfathered. In addition, unless such legislation provides otherwise, a charter conversion could result in recapture of deductions for bad debt previously taken by a federal association for tax purposes. It is uncertain whether such proposed legislation will be passed, and, if passed, in what form it will be passed. As a result, management cannot accurately assess the effect such legislation might have on the Company.

PROPOSED LEGISLATION REGARDING BAD DEBT RESERVES

     Under Section 593 of the Internal Revenue Code of 1986, as amended (the "Code"), certain thrift institutions, such as the Bank, are permitted to establish a tax reserve for bad debts and to make annual additions thereto, which additions may, within specified limitations, be deducted in arriving at their taxable income. Under legislation proposed both by Congress and by President Clinton, Section 593 would be repealed thereby permitting the Bank to deduct bad debts only as they occur. In addition, the Bank would be required to recapture over a six-year period the excess of the balance of its bad debt reserves as of December 31, 1995 over the balance of such reserves as of December 31, 1987. However, under the proposed legislation, such recapture requirements would be suspended for each of two successive taxable years beginning January 1, 1996, in which the Bank originates a minimum amount of certain residential loans based upon the average of the principal amounts of such loans made by the Bank during its six taxable years preceding 1996. The Bank has previously recorded a liability relating to the possible recapture of the applicable portion of the Bank's bad debt reserve, in accordance with generally accepted accounting principles. It is anticipated that any recapture of the Bank's bad debt reserves pursuant to such legislation, if enacted as proposed, would not have a material adverse effect on the Company's consolidated financial condition or results of operations.

DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Medium-Term Notes as set forth and described in the accompanying Prospectus and Prospectus Supplement, to which description reference is hereby made.

     The    % Fixed Rate Subordinated Notes Due July   , 2006 (the "Notes") are
part of a series of Subordinated Medium-Term Notes of Standard Federal Bancorporation, Inc. (the "Company"), described in the accompanying Prospectus and Prospectus Supplement. The Notes will bear interest at the rate per annum
shown on the cover of this Pricing Supplement from July   , 1996, or from the
most recent date to which interest has been paid. Interest will be payable
semiannually on January   and July   of each year, commencing, January   , 1997,
to the person in whose names the Notes are registered at the close of business
on the preceding December   or June   , as the case may be. Interest payable at
maturity will be payable to the person to whom principal shall be payable. The
Notes will mature on July   , 2006, and may not be redeemed prior to maturity.

     The Notes will be issued in book-entry form through the facilities of The Depository Trust Company in minimum denominations of $1,000 and integral multiples thereof. See "Description of the Notes" in the accompanying Prospectus Supplement.

     The indebtedness of the Company evidenced by the Notes, including principal and interest, in unsecured and subordinate and junior in right of payment of the Company's Senior Indebtedness (as defined in Prospectus). In the event of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation or winding-up of or relating to the Company, whether voluntary or involuntary, all of the Company's Senior Indebtedness shall be entitled to be paid in full before any payment shall be made on account of the principal of or interest on the Notes. In the event of any such proceeding, after payment in full of all sums owing with respect to such Senior Indebtedness, the holders of the Notes, together with the holders of any obligations of the Company ranking on a parity with the Notes, shall be entitled to be paid from the remaining assets of the Company the unpaid principal of, and the unpaid interest on, the Notes or such other obligations before payment or other distribution, whether in cash, property, or otherwise, shall be made on account of any capital stock or any obligations of the Company ranking junior to the Notes.


     Upon completion of this offering, the Company will have no outstanding obligations as of such date which would rank senior to, on a parity with or subordinate to the Notes.


     As described in the accompanying Prospectus, payment of the principal of the Subordinated Notes may be accelerated only in the case of certain events involving the bankruptcy, insolvency or reorganization of the Company. THERE IS NO RIGHT OF ACCELERATION IN THE CASE OF DEFAULT IN THE PAYMENT OF PRINCIPAL OF OR INTEREST ON THE NOTES OR THE PERFORMANCE OF ANY OTHER OBLIGATION OF THE COMPANY UNDER THE NOTES.

     Settlement for the Notes will be made by the Underwriters in immediately available funds. As long as the Notes are represented by Global Securities, all payments of principal and interest will be made by the Company in immediately available funds, provided the Depositary makes its Same-Day Funds Settlement System available to the Company.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. In contrast, as long as the Notes are represented by Global Securities registered in the name of the Depositary or its nominee, the Notes will trade in the Depositary's Same-Day Funds Settlement System, and secondary market trading activity in the Notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

     Any certificate for the Notes will bear the following legend: "This Note is not a savings account, deposit or other obligation of a savings bank and is not insured by the Savings Association Insurance Fund or the Bank Insurance Fund of the Federal Deposit Insurance Corporation or any other government agency."

SUPPLEMENTAL PLAN OF DISTRIBUTION

     Subject to the terms and conditions set forth in the Terms Agreement,
Agreement, dated July   , 1996, which incorporates provisions from the
Distribution Agreement, dated July   , 1996, the Company has agreed to sell to
each of the Underwriters named below (the "Underwriters"), and each of the Underwriters has severally agreed to purchase, the respective principal amount of the Notes set forth opposite its name below:

                                                                                Principal Amount
                                 Underwriter                                        of Notes
- -----------------------------------------------------------------------------   ----------------
Merrill Lynch, Pierce, Fenner & Smith
           Incorporated                                                           $
Lehman Brothers Inc.
Smith Barney Inc.
UBS Securities LLC
First of Michigan Corporation
Keefe, Bruyette & Woods, Inc.
McDonald & Company Securities, Inc.
Roney & Co. LLC
                                                                                  ------------
           Total                                                                  $100,000,000
                                                                                  ============

     The Underwriters have advised the Company that they propose to offer the Notes directly to the public at the public offering price set forth on the cover page of this Pricing Supplement, and to certain dealers at such price less a concession not in excess of 0. % of the principal amount per Note. The Underwriters may allow, and such dealers may reallow, a discount not in excess of 0. % of the principal amount per Note to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Notes are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that they intend to make a market in the Notes but are not obligated to do so and may discontinue any market making at any time without notice. The Notes will not be listed on any stock exchange, and there can be no assurance that there will be a secondary market for the Notes or that there will be liquidity in such market if one develops.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution" in the accompanying Prospectus and Prospectus Supplement.

                   SUBJECT TO COMPLETION, DATED JULY 8, 1996

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY   , 1996)

                                  $200,000,000
                     STANDARD FEDERAL BANCORPORATION, INC.
                               MEDIUM-TERM NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
[STANDARD FEDERAL LOGO]

       Standard Federal Bancorporation, Inc. (the "Company"), may offer from time to time up to $200,000,000 aggregate initial offering price, or the equivalent thereof in one or more foreign or composite currencies, of its Senior Medium-Term Notes (the "Senior Notes") and Subordinated Medium-Term Notes (the "Subordinated Notes") Due Nine Months or More From Date of Issue (collectively, the "Notes"). Such aggregate initial offering price is subject to reduction as a result of the sale by the Company of other Debt Securities described in the accompanying Prospectus. Each Note will mature on any day nine months or more from the date of issue, as specified in the applicable pricing supplement hereto (each, a "Pricing Supplement"), and may be subject to redemption at the option of the Company or repayment at the option of the Holder thereof, in each case,
                                                       (Continued on next page.)
                            ------------------------

    SEE "RISK FACTORS" ON PAGE S-3 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES OFFERED HEREBY.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
     THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, THE
       PROSPECTUS OR ANY SUPPLEMENT HERETO. ANY REPRESENTATION TO THE
        CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------
                                         PRICE TO        AGENT'S DISCOUNTS           PROCEEDS TO
                                        PUBLIC(1)      AND COMMISSIONS(1)(2)        COMPANY(1)(3)
- --------------------------------------------------------------------------------------------------------
Per Note............................        100%           .125% - .750%           99.875% - 99.25%
- --------------------------------------------------------------------------------------------------------
Total(4)............................    $200,000,000   $250,000 - $1,500,000  $199,750,000 - $198,500,000
- --------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------

(1) Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc., Smith Barney Inc., UBS Securities LLC, First of Michigan Corporation, Keefe, Bruyette & Woods, Inc., McDonald & Company Securities, Inc., and Roney & Co. LLC (the "Agents"), may purchase Notes, as principal, from the Company, for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable Agent, or, if so specified in the applicable Pricing Supplement, for resale at a fixed offering price. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale (as described below) of a Note of identical maturity. If agreed to by the Company and an Agent, such Agent may utilize its reasonable efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amount thereof, unless otherwise specified in the applicable Pricing Supplement. The Company will pay a commission to the Agent, ranging from .125% to .75% of the principal amount of a Note, depending upon its stated maturity, sold through such Agent. Commissions with respect to Notes with stated maturities in excess of 30 years that are sold through an Agent will be negotiated between the Company and such Agent at the time of such sale. See "Plan of Distribution."

(2) The Company has agreed to indemnify the Agents against, and to provide contribution with respect to, certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution."

(3) Before deducting expenses payable by the Company estimated at $610,000.

(4) Or the equivalent thereof in one or more foreign or composite currencies.

                            ------------------------

    The Notes are being offered on a continuous basis by the Company to or through the Agents. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be listed on any securities exchange and there can be no assurance that the Notes offered hereby will be sold or that there will be a secondary market for the Notes or that there will be liquidity in such market if one develops. The Company reserves the right to cancel or modify the offer made hereby without notice. The Company or an Agent, if it solicits the offer on an agency basis, may reject any offer to purchase Notes in whole or in part. See "Plan of Distribution."
                            ------------------------

                              MERRILL LYNCH & CO.

LEHMAN BROTHERS               SMITH BARNEY INC.               UBS SECURITIES LLC


FIRST OF MICHIGAN CORPORATION  KEEFE, BRUYETTE & WOODS, INC. MCDONALD &  RONEY &
                                                              COMPANY      CO.


                                                 SECURITIES, INC.

                            ------------------------

            The date of this Prospectus Supplement is July   , 1996.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

(Continued from previous page)

in whole or in part, prior to its Stated Maturity Date, as specified in the applicable Pricing Supplement. In addition, each Note may be denominated and/or payable in United States dollars or a foreign or composite currency, as specified in the applicable Pricing Supplement. The Notes, other than Foreign Currency Notes, will be issued in minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement, while Foreign Currency Notes will be issued in the minimum denominations specified in the applicable Pricing Supplement. The Subordinated Notes will be subordinated to all existing and future Senior Indebtedness (as defined in the accompanying Prospectus) of the Company. See "Description of Debt Securities -- Subordination" in the accompanying Prospectus.

     Unless otherwise specified in the applicable Pricing Supplement, Notes will bear interest at fixed rates ("Fixed Rate Notes") or at floating rates ("Floating Rate Notes"). The applicable Pricing Supplement will specify whether a Floating Rate Note is a Regular Floating Rate Note, a Floating Rate/Fixed Rate Note or an Inverse Floating Rate Note and whether the rate of interest thereon is determined by reference to one or more of the CD Rate, the CMT Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR, the Prime Rate or the Treasury Rate (each, an "Interest Rate Basis"), or any other interest rate basis or formula, as adjusted by any Spread and/or Spread Multiplier. Interest on each Floating Rate Note will accrue from its date of issue and, unless otherwise specified in the applicable Pricing Supplement, will be payable monthly, quarterly, semiannually or annually in arrears, as specified in the applicable Pricing Supplement, and on the Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually, as specified in the applicable Pricing Supplement. Interest on each Fixed Rate Note will accrue from its date of issue and, unless otherwise specified in the applicable Pricing Supplement, will be payable semiannually in arrears on July 1 and January 1 of each year and on the Maturity Date. Notes may also be issued that do not bear any interest currently or that bear interest at a below market rate. See "Description of Notes."

     The interest rate, or formula for the determination of the interest rate, if any, applicable to each Note and the other variable terms thereof will be established by the Company on the date of issue of such Note and will be specified in the applicable Pricing Supplement. Interest rates or formula and other terms of Notes are subject to change by the Company, but no change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company.

     Each Note will be issued in fully registered book-entry form (a "Book-Entry Note") or in certificated form (a "Certificated Note"), as specified in the applicable Pricing Supplement. Each Book-Entry Note will be represented by one or more fully registered global securities (the "Global Securities") deposited with or on behalf of The Depository Trust Company (the "Depositary") and registered in the name of the Depositary or the Depositary's nominee. Interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to its participants) and the Depositary's participants (with respect to beneficial owners).

     THE NOTES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY SAVINGS BANK OR NON-BANK SUBSIDIARY OF THE COMPANY AND ARE NOT INSURED BY THE SAVINGS ASSOCIATION INSURANCE FUND OR THE BANK INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                            ------------------------

IN CONNECTION WITH AN OFFERING OF NOTES PURCHASED BY AN AGENT AS PRINCIPAL ON A FIXED OFFERING PRICE BASIS, SUCH AGENT MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

RISK FACTORS

     This Prospectus Supplement does not describe all of the risks of an investment in Notes that result from such Notes being denominated or payable in or determined by reference to a currency or composite currency other than United States dollars or to one or more interest rate, currency or other indices or formulas. Such Notes are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions or transactions involving the applicable interest rate index or currency index or other indices or formulas.

STRUCTURE RISKS

     An investment in Notes indexed, as to principal, premium, if any, and/or interest, if any, to one or more currencies or composite currencies (including exchange rates and swap indices between currencies or composite currencies), commodities, interest rates or other indices or formulas, either directly or inversely, entails significant risks that are not associated with similar investments in a conventional fixed rate or floating rate debt security. Such risks include, without limitation, the possibility that such indices or formulas may be subject to significant changes, that the resulting interest rate will be less than that payable on a conventional fixed rate or floating rate debt security issued by the Company at the same time, that the repayment of principal and/or premium, if any, can occur at times other than that expected by the investor, and that the investor could lose all or a substantial portion of principal and/or premium, if any, payable on the Maturity Date (as defined under "Description of Notes -- General"). Such risks depend on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. Additionally, if the formula used to determine the amount of principal, premium, if any, and/or interest, if any, payable with respect to such Notes contains a multiplier or leverage factor, the effect of any change in the applicable index or indices or formula or formulas will be magnified. In recent years, values of certain indices and formulas have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in the value of any particular index or formula that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future.

     Any optional redemption feature of Notes might affect the market value of such Notes. Since the Company may be expected to redeem such Notes when prevailing interest rates are relatively low, an investor might not be able to reinvest the redemption proceeds at an effective interest rate as high as the interest rate on such Notes.

     The Notes will not have an established trading market when issued, and there can be no assurance of a secondary market for the Notes or the liquidity of such market if one develops. See "Plan of Distribution."

     The secondary market for Notes will be affected by a number of factors independent of the creditworthiness of the Company and the value of the applicable index or indices or formula or formulas, including the complexity and volatility of each such index or formula, the method of calculating the principal, premium, if any, and/or interest, if any, in respect of such Notes, the time remaining to the maturity of such Notes, the outstanding amount of such Notes, any redemption features of such Notes, the amount of other debt securities linked to such index or formula and the level, direction and volatility of market interest rates generally. Such factors also will affect the market value of such Notes. In addition, certain Notes may be designed for specific investment objectives or strategies and, therefore, may have a more limited secondary market and experience more price volatility than conventional debt securities. Investors may not be able to sell such Notes readily or at prices that will enable investors to realize their anticipated yield. No investor should purchase Notes unless such investor understands and is able to bear the risk that such Notes may not be readily saleable, that the value of such Notes will fluctuate over time and that such fluctuations may be significant.

EXCHANGE RATES AND EXCHANGE CONTROLS

     An investment in Foreign Currency Notes (as defined under "Description of Notes -- General") entails significant risks that are not associated with a similar investment in a debt security denominated and payable in United States dollars. Such risks include, without limitation, the possibility of significant changes in the rate of exchange between the United States dollar and the Specified Currency (as defined below under "Description of Notes -- General") and the possibility of the imposition or modification of exchange controls by the applicable governments or monetary authorities. Such risks generally depend on factors over which the Company has no control, such as economic, financial and political events and the supply and demand for the applicable currencies or composite currencies. In addition, if the formula used to determine the amount of principal, premium, if any, and/or interest, if any, payable with respect to Foreign Currency Notes contains a multiplier or leverage factor, the effect of any change in the applicable currencies or composite currencies will be magnified. In recent years, rates of exchange between the United States dollar and foreign currencies or composite currencies have been highly volatile and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future. Depreciation of the Specified Currency applicable to a Foreign Currency Note against the United States dollar would result in a decrease in the United States dollar-equivalent yield of such Foreign Currency Note, in the United States dollar-equivalent value of the principal and premium, if any, payable on the Maturity Date of such Foreign Currency Note, and, generally, in the United States dollar-equivalent market value of such Foreign Currency Note.

     Governments or monetary authorities have imposed from time to time, and may in the future impose or revise, exchange controls at or prior to the date on which any payment of principal of, or premium, if any, or interest, if any, on, a Foreign Currency Note is due, which could affect exchange rates as well as the availability of the Specified Currency on such date. Even if there are no exchange controls, it is possible that the Specified Currency would not be available on the applicable payment date due to other circumstances beyond the control of the Company. In such cases, the Company will be entitled to satisfy its obligations in respect of such Foreign Currency Note in United States dollars. See "Special Provisions Relating to Foreign Currency Notes -- Availability of Specified Currency."

CREDIT RATINGS

     Any credit ratings assigned to the Company's medium-term note program may not reflect the potential impact of all risks related to structure and other factors on the market value of the Notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of such Notes in light of their particular circumstances.

DESCRIPTION OF NOTES

     The Senior Notes will be issued as a series of Debt Securities under an Indenture, dated as of July 1, 1996, as amended or supplemented from time to time (the "Senior Indenture"), and the Subordinated Notes will be issued as a series of Debt Securities under an Indenture dated as of July 1, 1996, as amended or supplemented from time to time (the "Subordinated Indenture" and collectively with the Senior Indenture, the "Indenture") between the Company and The Chase Manhattan Bank, N.A., as trustee (the "Trustee"). The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The following summary of certain provisions of the Notes and the Indenture does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the Notes and the Indenture. Capitalized terms used but not defined herein shall have the meanings given to them in the accompanying Prospectus, the Notes or the Indenture, as the case may be. The term "Debt Securities," as used in this Prospectus Supplement, refers to all debt securities, including the Notes, issued and issuable from time to time under the Indenture. The following description of Notes will apply to each Note offered hereby unless otherwise specified in the applicable Pricing Supplement.

GENERAL

     The Notes will be unsecured obligations of the Company. The Senior Notes will rank on a parity with other unsecured and unsubordinated indebtedness of the Company. The Subordinated Notes will be subordinate in right of payment to all existing and future Senior Indebtedness of the Company as described under "Description of Debt Securities -- Subordination" in the accompanying Prospectus. The Indenture does not limit the aggregate initial offering price of Debt Securities that may be issued thereunder and Debt Securities may be issued thereunder from time to time in one or more series up to the aggregate initial offering price from time to time authorized by the Company for each series. The Company may, from time to time, without the consent of the Holders of the Notes, provide for the issuance of Notes or other Debt Securities under the Indenture in addition to the $200,000,000 aggregate initial offering price of Notes offered hereby.

     The Notes are currently limited to up to $200,000,000 aggregate initial offering price, or the equivalent thereof in one or more foreign or composite currencies. The Notes will be offered on a continuous basis and will mature on any day nine months or more from their dates of issue (each, a "Stated Maturity Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, interest-bearing Notes will either be Fixed Rate Notes or Floating Rate Notes, as specified in the applicable Pricing Supplement. Notes may also be issued that do not bear any interest currently or that bear interest at a below market rate.

     Unless otherwise specified in the applicable Pricing Supplement, the Notes will be denominated in, and payments of principal, premium, if any, and/or interest, if any, will be made in, United States dollars. The Notes also may be denominated in, and payments of principal, premium, if any, and/or interest, if any, may be made in, one or more foreign currencies or composite currencies ("Foreign Currency Notes"). See "Special Provisions Relating to Foreign Currency Notes -- Payment of Principal, Premium, if any, and Interest, if any." The currency or composite currency in which a Note is denominated, whether United States dollars or otherwise, is herein referred to as the "Specified Currency." References herein to "United States dollars," "U.S. dollars" or "$" are to the lawful currency of the United States of America (the "United States").

     Unless otherwise specified in the applicable Pricing Supplement, purchasers are required to pay for the Notes in the applicable Specified Currencies. At the present time, there are limited facilities in the United States for the conversion of United States dollars into foreign currencies or composite currencies and vice versa, and commercial banks do not generally offer non-United States dollar checking or savings account facilities in the United States. Each applicable Agent is prepared to arrange for the conversion of United States dollars into the Specified Currency in which the related Foreign Currency Note is denominated in order to enable the purchaser to pay for such Foreign Currency Note, provided that a request is made to such Agent on or prior to the fifth Business Day (as hereinafter defined) preceding the date of delivery of such Foreign Currency Note, or by such other day as determined by such Agent. Each such conversion will be made by an Agent on such terms and subject to such conditions, limitations and charges as such Agent may from time to time establish in accordance with its regular foreign exchange practices. All costs of exchange will be borne by the purchaser of each such Foreign Currency Note. See "Special Provisions Relating to Foreign Currency Notes."

     Interest rates offered by the Company with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any single transaction. Interest rates or formula and other terms of Notes are subject to change by the Company from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company.

     Each Note will be issued in fully registered form as a Book-Entry Note or a Certificated Note. The authorized denominations of each Note other than a Foreign Currency Note will be $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement, while the authorized denominations of each Foreign Currency Note will be specified in the applicable Pricing Supplement.

     Payments of principal of, and premium, if any, and interest, if any, on, Book-Entry Notes will be made by the Company through the Trustee to the Depositary. See "-- Book-Entry Notes." Unless otherwise specified in the Pricing Supplement, in the case of Certificated Notes, payment of principal and premium, if any, due on the Stated Maturity Date or any prior date on which the principal, or an installment of principal, of each Certificated Note becomes due and payable, whether by the declaration of acceleration, notice of redemption at the option of the Company, notice of the Holder's option to elect repayment or otherwise (the Stated Maturity Date or such prior date, as the case may be, is herein referred to as the "Maturity Date" with respect to the principal of the applicable Note repayable on such date) will be made in immediately available funds upon presentation and surrender thereof (or, in the case of any repayment on an Optional Repayment Date, upon presentation and surrender thereof and a duly completed election form in accordance with the provisions described below) at the office or agency maintained by the Company for such purpose in the Borough of Manhattan, the City of New York. The office of the Trustee in the Borough of Manhattan, the City of New York, will initially be designated as such office or agency. Payment of interest, if any, due on the Maturity Date of each Certificated Note will be made to the person to whom payment of the principal and premium, if any, shall be made. Payment of interest, if any, due on each Certificated Note on any Interest Payment Date (as hereinafter defined) other than the Maturity Date will be made by check mailed to the address of the Holder entitled thereto as such address shall appear in the Security Register of the Company. Notwithstanding the foregoing, a Holder of $10,000,000 (or, if the applicable Specified Currency is other than United States dollars, the equivalent thereof in such Specified Currency) or more in aggregate principal amount of Notes

(whether having identical or different terms and provisions) will be entitled to receive interest payments, if any, on any Interest Payment Date other than the Maturity Date by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the Trustee not less than 15 days prior to such Interest Payment Date. Any such wire transfer instructions received by the Trustee shall remain in effect until revoked by such Holder. For special payment terms applicable to Foreign Currency Notes, see "Special Provisions Relating to Foreign Currency Notes -- Payment of Principal, Premium, if any, and Interest, if any."

     As used herein, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to Foreign Currency Notes, such day is also not a day on which banking institutions are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as hereinafter defined) of the country issuing the Specified Currency (or, in the case of European Currency Units ("ECU"), is not a day that appears as an ECU non-settlement day on the display designated as "ISDE" on the Reuter Monitor Money Rates Service (or a day so designated by the ECU Banking Association) or, if ECU non-settlement days do not appear on that page (and are not so designated), is not a day on which payments in ECU cannot be settled in the international interbank market); provided, further, that, with respect to Notes as to which LIBOR is an applicable Interest Rate Basis, such day is also a London Business Day (as hereinafter defined). "London Business Day" means (i) if the Index Currency (as hereinafter defined) is other than ECU, any day on which dealings in such Index Currency are transacted in the London interbank market or
(ii) if the Index Currency is ECU, any day that does not appear as an ECU non-settlement day on the display designated as "ISDE" on the Reuter Monitor Money Rates Service (or a day so designated by the ECU Banking Association) or, if ECU non-settlement days do not appear on that page (and are not so designated), is not a day on which payments in ECU cannot be settled in the international interbank market.

     "Principal Financial Center" means the capital city of the country issuing the Specified Currency or, solely with respect to the calculation of LIBOR, the Index Currency, except that with respect to United States dollars, Australian dollars, Deutsche marks, Dutch guilders, Italian lire, Swiss francs and ECUs, the Principal Financial Center shall be The City of New York, Sydney, Frankfurt, Amsterdam, Milan, Zurich and Luxembourg, respectively.

     Book-Entry Notes may be transferred or exchanged only through the Depositary. See "-- Book-Entry Notes." Registration of transfer or exchange of Certificated Notes will be made at the office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York. No service charge will be made by the Company or the Trustee for any such registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith (other than exchanges pursuant to the Indenture not involving any transfer).

REDEMPTION AT THE OPTION OF THE COMPANY

     Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund. The Notes will be redeemable at the option of the Company prior to the Stated Maturity Date only if an Initial Redemption Date is specified in the applicable Pricing Supplement. If so specified, the Notes will be subject to redemption at the option of the Company on any date on and after the applicable Initial Redemption Date in whole or from time to time in part in increments of $1,000 or such other minimum denomination specified in such Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such minimum denomination), at the applicable Redemption Price (as hereinafter defined), together with unpaid interest accrued to the date of redemption, on notice given not more than 60 nor less than 30 calendar days prior to the date of redemption and in accordance with the provisions of the Indenture. "Redemption Price," with respect to a Note, means an amount equal to the Initial Redemption Percentage specified in the applicable Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) multiplied by the unpaid principal amount to be redeemed. The Initial Redemption Percentage, if any, applicable to a Note shall decline at each anniversary of the Initial Redemption Date by an amount equal to the applicable Annual Redemption Percentage Reduction, if any, until the Redemption Price is equal to 100% of the unpaid principal amount to be redeemed. See also "-- Original Issue Discount Notes."

REPAYMENT AT THE OPTION OF THE HOLDER

     The Notes will be repayable by the Company at the option of the Holders thereof prior to the Stated Maturity Date only if one or more Optional Repayment Dates are specified in the applicable Pricing Supplement. If so specified, the Notes will be subject to repayment at the option of the Holders thereof on any Optional Repayment Date in whole or from time to time in part in increments of $1,000 or such other minimum denomination specified in the applicable Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such other minimum denomination), at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued to the date of repayment. For any Note to be repaid, such Note must be received, together with the form thereon entitled "Option to Elect Repayment" duly completed, by the Trustee at its Corporate Trust Office (or such other address of which the Company shall from time to time notify the Holders) not more than 60 nor less than 30 calendar days prior to the date of repayment. Exercise of such repayment option by the Holder will be irrevocable. See also "-- Original Issue Discount Notes."

     Only the Depositary may exercise the repayment option in respect of Global Securities representing Book-Entry Notes. Accordingly, Beneficial Owners (as hereinafter defined) of Global Securities that desire to have all or any portion of the Book-Entry Notes represented by such Global Securities repaid must instruct the Participant (as hereinafter defined) through which they own their interest to direct the Depositary to exercise the repayment option on their behalf by delivering the related Global Security and duly completed election form to the Trustee as aforesaid. In order to ensure that such Global Security and election form are received by the Trustee on a particular day, the applicable Beneficial Owner must so instruct the Participant through which it owns its interest before such Participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, Beneficial Owners should consult the Participants through which they own their interest for the respective deadlines for such Participants. All instructions given to Participants from Beneficial Owners of Global Securities relating to the option to elect repayment shall be irrevocable. In addition, at the time such instructions are given, each such Beneficial Owner shall cause the Participant through which it owns its interest to transfer such Beneficial Owner's interest in the Global Security or Securities representing the related Book-Entry Notes, on the Depositary's records, to the Trustee. See "-- Book-Entry Notes."

     If applicable, the Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws or regulations in connection with any such repayment.

     The Company may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held, resold or surrendered to the Trustee for cancellation.

INTEREST

  General

     Unless otherwise specified in the applicable Pricing Supplement, each interest-bearing Note will bear interest from its date of issue at the rate per annum, in the case of a Fixed Rate Note, or pursuant to the interest rate formula, in the case of a Floating Rate Note, in each case as specified in the applicable Pricing Supplement, until the principal thereof is paid or duly made available for payment. Unless otherwise specified in the applicable Pricing Supplement, interest payments in respect of Fixed Rate Notes and Floating Rate Notes will equal the amount of interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly made available for payment (or from and including the date of issue, if no interest has been paid or duly made available for payment) to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be (each, an "Interest Period").

     Interest on Fixed Rate Notes and Floating Rate Notes will be payable in arrears on each Interest Payment Date and on the Maturity Date in United States dollars ($). Unless otherwise specified in the applicable Pricing Supplement, the first payment of interest on any such Note originally issued between a Record Date (as hereinafter defined) and the related Interest Payment Date will be made on the Interest Payment Date immediately following the next succeeding Record Date to the Holder on such next succeeding Record Date. Unless otherwise specified in the applicable Pricing Supplement, a "Record Date" shall be the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date.

  Fixed Rate Notes

     Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be payable on January 1 and July 1 of each year (each, an "Interest Payment Date") and on the Maturity Date in United States dollars ($). Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     If any Interest Payment Date or the Maturity Date of a Fixed Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date or the Maturity Date, as the case may be, to the date of such payment on the next succeeding Business Day.

  Floating Rate Notes

     Unless otherwise specified in the applicable Pricing Supplement, Floating Rate Notes will be issued as described below. The applicable Pricing Supplement will specify certain terms with respect to which each Floating Rate Note is being delivered, including: whether such Floating Rate Note is a "Regular Floating Rate Note," a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note," the Fixed Rate Commencement Date, if applicable, Fixed Interest Rate, if applicable, Interest Rate Basis or Bases, Initial Interest Rate, if any, Initial Interest Reset Date, Interest Reset Period and Dates, Interest Payment Period and Dates, Index Maturity, Maximum Interest Rate and/or Minimum Interest Rate, if any, and Spread and/or Spread Multiplier, if any, as such terms are defined below. If one or more of the applicable Interest Rate Bases is LIBOR or the CMT Rate, the applicable Pricing Supplement will also specify the Index Currency, if any, and Designated LIBOR Page or the Designated CMT Maturity Index and Designated CMT Telerate Page, respectively, as such terms are defined below. Interest will be paid in United States dollars ($).

     The interest rate borne by the Floating Rate Notes will be determined as follows:

          (i) Unless such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note" or as having an Addendum attached or having "Other/Additional Provisions" apply relating to a different interest rate formula, such Floating Rate Note will be designated as a "Regular Floating Rate Note" and, except as described below or in the applicable Pricing Supplement, will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Regular Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate.

          (ii) If such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Floating Rate/Fixed Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that (y) the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate and (z) the interest rate in effect for the period commencing on the Fixed Rate Commencement Date to the Maturity Date shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement or, if no such Fixed Interest Rate is specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

          (iii) If such Floating Rate Note is designated as an "Inverse Floating Rate Note," then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest at the Fixed Interest Rate minus the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any; provided, however, that, unless otherwise specified in the applicable Pricing Supplement, the interest rate thereon will not be less than zero. Commencing on the Initial Interest Reset Date, the rate at which interest on such Inverse Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate.

     The "Spread" is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to such Floating Rate Note. The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to such Floating Rate Note by which such Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate on such Floating Rate Note. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related Interest Rate Basis or Bases will be calculated.

     Unless otherwise specified in the applicable Pricing Supplement, the interest rate with respect to each Interest Rate Basis will be determined in accordance with the applicable provisions below. Except as set forth above or in the applicable Pricing Supplement, the interest rate in effect on each day shall be (i) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as hereinafter defined) immediately preceding such Interest Reset Date or (ii) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

     Interest on Floating Rate Notes will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may, as described below, include (i) the CD Rate, (ii) the CMT Rate, (iii) the Commercial Paper Rate, (iv) the Eleventh District Cost of Funds Rate, (v) the Federal Funds Rate,
(vi) LIBOR, (vii) the Prime Rate, (viii) the Treasury Rate, or (ix) such other Interest Rate Basis or interest rate formula as may be specified in the applicable Pricing Supplement; provided, however, that the interest rate in effect on a Floating Rate Note for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate; provided, further, that with respect to a Floating Rate/Fixed Rate Note the interest rate in effect for the period commencing on the Fixed Rate Commencement Date to the Maturity Date shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement or, if no such Fixed Interest Rate is specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

     The applicable Pricing Supplement will specify whether the rate of interest on the related Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually or on such other specified basis (each, an "Interest Reset Period") and the dates on which such rate of interest will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Dates will be, in the case of Floating Rate Notes which reset: (i) daily, each Business Day; (ii) weekly, the Wednesday of each week (with the exception of weekly reset Floating Rate Notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week, except as described below); (iii) monthly, the third Wednesday of each month (with the exception of monthly reset Floating Rate Notes as to which the Eleventh District Cost of Funds Rate is an applicable Interest Rate Basis, which will reset on the first calendar day of the month);
(iv) quarterly, the third Wednesday of March, June, September and December of each year; (v) semiannually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and (vi) annually, the third Wednesday of the month specified in the applicable Pricing Supplement; provided however, that, with respect to Floating Rate/Fixed Rate Notes, the rate of interest thereon will not reset after the applicable Fixed Rate Commencement Date. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day. In addition, in the case of a Floating Rate Note as to which the Treasury Rate is an applicable Interest Rate Basis and the Interest Determination Date would otherwise fall on an Interest Reset Date, then such Interest Reset Date will be postponed to the next succeeding Business Day.

     The interest rate applicable to each Interest Reset Period commencing on the related Interest Reset Date will be the rate determined as of the applicable Interest Determination Date and calculated on or prior to the Calculation Date (as hereinafter defined), except with respect to LIBOR and the Eleventh District Cost of Funds Rate, which will be calculated as of such Interest Determination Date. The "Interest Determination Date" with respect to the CD Rate, the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate will be the second Business Day immediately preceding the applicable Interest Reset Date; the "Interest Determination Date" with respect to the Eleventh District Cost of Funds Rate will be the last working day of the month immediately preceding the applicable Interest Reset Date on which the Federal Home Loan Bank of San Francisco (the "FHLB of San Francisco") publishes the Index (as hereinafter defined); and the "Interest Determination Date" with respect to LIBOR will be the second London Business Day immediately preceding the applicable Interest Reset Date, unless the Index Currency is British pounds sterling, in which case the "Interest Determination Date" will be the applicable Interest Reset Date. With respect to the Treasury Rate, the "Interest Determination Date" will be the day in the week in which the applicable Interest Reset Date falls on which day Treasury Bills (as hereinafter defined) are normally auctioned (Treasury Bills are normally sold at an auction held on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the applicable Interest Reset Date, the Interest Determination Date will be such preceding Friday. The "Interest Determination Date" pertaining to a Floating Rate Note the interest rate of which is determined by reference to two or more Interest Rate Bases will be the most recent Business Day which is at least two Business Days prior to the applicable Interest Reset Date for such Floating Rate Note on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined as of such date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

     A Floating Rate Note may also have either or both of the following: (i) a Maximum Interest Rate, or ceiling, that may accrue during any Interest Period and (ii) a Minimum Interest Rate, or floor, that may accrue during any Interest Period. In addition to any Maximum Interest Rate that may apply to any Floating Rate Note, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

     Except as provided below or in the applicable Pricing Supplement, interest will be payable, in the case of Floating Rate Notes which reset: (i) daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement; (ii) quarterly, on the third Wednesday of March, June, September and December of each year; (iii) semiannually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and (iv) annually, on the third Wednesday of the month of each year specified in the applicable Pricing Supplement (each, an "Interest Payment Date") and, in each case, on the Maturity Date. If any Interest Payment Date other than the Maturity Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date of a Floating Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after the Maturity Date to the date of such payment on the next succeeding Business Day.

     All percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five-one millionths of a percentage point rounded upwards (e.g., 9.876545% (or
 .09876545) would be rounded to 9.87655% (or .0987655)), and all amounts used in or resulting from such calculation on Floating Rate Notes will be rounded, in the case of United States dollars, to the nearest cent or, in the case of a foreign currency or composite currency, to the nearest unit (with one-half cent or unit being rounded upwards).

     With respect to each Floating Rate Note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day in the applicable Interest Period. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Floating

Rate Notes for which an applicable Interest Rate Basis is the CD Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year in the case of Floating Rate Notes for which an applicable Interest Rate Basis is the CMT Rate or the Treasury Rate. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only one of the applicable Interest Rate Bases applied as specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the Trustee will be the "Calculation Agent." Upon request of the Holder of any Floating Rate Note, the Calculation Agent will disclose the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding Interest Reset Date with respect to such Floating Rate Note. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or the Maturity Date, as the case may be.

     Unless otherwise specified in the applicable Pricing Supplement, the Calculation Agent shall determine each Interest Rate Basis in accordance with the following provisions.

     CD Rate. Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CD Rate (a "CD Rate Interest Determination Date"), the rate on such date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication ("H.15(519)") under the heading "CDs (Secondary Market)," or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such CD Rate Interest Determination Date for negotiable United States dollar certificates of deposit of the Index Maturity specified in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication ("Composite Quotations") under the heading "Certificates of Deposit." If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the CD Rate on such CD Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in The City of New York (which may include the Agent or its affiliates) selected by the Calculation Agent for negotiable United States dollar certificates of deposit of major United States money center banks for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in an amount that is representative for a single transaction in that market at that time; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate determined as of such CD Rate Interest Determination Date will be the CD Rate in effect on such CD Rate Interest Determination Date.

     CMT Rate. Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page under the caption "...Treasury Constant Maturities...Federal Reserve Board Release H.15...Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the weekly or monthly average, as specified in the applicable Pricing Supplement, for the week or the month, as applicable, ended immediately preceding the week or the month, as applicable, in which the related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant page or is not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in H.15(519). If such rate is no longer published or is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include the Agent or its affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent is unable to obtain three such Treasury Note quotations, the CMT Rate on such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers so selected by the Calculation Agent are quoting as mentioned herein, the CMT Rate determined as of such CMT Rate Interest Determination Date will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the Calculation Agent will obtain quotations for the Treasury Note with the shorter remaining term to maturity.

     "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service (or any successor service) on the page specified in the applicable Pricing Supplement (or any other page as may replace such page on such service (or any successor service)) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052 for the most recent week.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

     Commercial Paper Rate. Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Commercial Paper Rate (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as hereinafter defined) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "Commercial Paper." In the event that such rate is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be the Money Market Yield of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Commercial Paper" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 P.M., New York

City time, on the related Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of commercial paper in The City of New York (which may include the Agent or its affiliates) selected by the Calculation Agent for commercial paper having the Index Maturity specified in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized statistical rating organization; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate determined as of such Commercial Paper Rate Interest Determination Date will be the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date.

     "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                            D X 360
Money Market Yield =                      X 100
                        ---------------
                         360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the Interest Period for which interest is being calculated.

     Eleventh District Cost of Funds Rate. Unless otherwise specified in the applicable Pricing Supplement, "Eleventh District Cost of Funds Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Eleventh District Cost of Funds Rate (an "Eleventh District Cost of Funds Rate Interest Determination Date"), the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which such Eleventh District Cost of Funds Rate Interest Determination Date falls, as set forth under the caption "11th District" on Telerate Page 7058 as of 11:00 A.M., San Francisco time, on such Eleventh District Cost of Funds Rate Interest Determination Date. If such rate does not appear on Telerate Page 7058 on such Eleventh District Cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds Rate on such Eleventh District Cost of Funds Rate Interest Determination Date shall be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the FHLB of San Francisco as such cost of funds for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date. If the FHLB of San Francisco fails to announce the Index on or prior to such Eleventh District Cost of Funds Rate Interest Determination Date for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date, the Eleventh District Cost of Funds Rate determined as of such Eleventh District Cost of Funds Rate Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on such Eleventh District Cost of Funds Rate Interest Determination Date.

     Federal Funds Rate. Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), the rate on such date for United States dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Federal Funds Rate Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate is not published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the Federal Funds Rate on such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in The City of New York (which may include the Agent or its affiliates) selected by the Calculation Agent prior to 9:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

     LIBOR. Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" means the rate determined in accordance with the following provisions:

          (i) With respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), LIBOR will be either: (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Index Currency having the Index Maturity specified in such Pricing Supplement, commencing on the applicable Interest Reset Date, that appear (or, if only a single rate is required as aforesaid, appears) on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the rate for deposits in the Index Currency having the Index Maturity specified in such Pricing Supplement, commencing on such Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date. If fewer than two such offered rates so appear, or if no such rate so appears, as applicable, LIBOR on such LIBOR Interest Determination Date will be determined in accordance with the provisions described in clause (ii) below.

          (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the Designated LIBOR Page as specified in clause (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity specified in the applicable Pricing Supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time. If at least two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on such LIBOR Interest Determination Date by three major banks in such Principal Financial Center selected by the Calculation Agent for loans in the Index Currency to leading European banks, having the Index Maturity specified in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

     "Index Currency" means the currency or composite currency specified in the applicable Pricing Supplement as to which LIBOR shall be calculated. If no such currency or composite currency is specified in the applicable Pricing Supplement, the Index Currency shall be United States dollars.

     "Designated LIBOR Page" means (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the display on the Reuter Monitor Money Rates Service (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page on such service (or any successor service)) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the display on the Dow Jones Telerate Service (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page on such service (or any successor service)) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency.

     Prime Rate. Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination Date"), the rate on such date as such rate is published in H.15(519) under the heading "Bank Prime Loan." If such rate is not published prior to 3:00 P.M., New

York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME 1 Page (as hereinafter defined) as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen US PRIME 1 Page for such Prime Rate Interest Determination Date, then the Prime Rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major money center banks in The City of New York selected by the Calculation Agent. If fewer than four such quotations are so provided, then the Prime Rate shall be the arithmetic mean of four prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date as furnished in The City of New York by the major money center banks, if any, that have provided such quotations and by a reasonable number of substitute banks or trust companies to obtain four such prime rate quotations, provided such substitute banks or trust companies are organized and doing business under the laws of the United States, or any State thereof, each having total equity capital of at least $500 million and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks or trust companies so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Prime Rate determined as of such Prime Rate Interest Determination Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

     "Reuters Screen US PRIME 1 Page" means the display designated as page "US PRIME 1" on the Reuter Monitor Money Rates Service (or any successor service) (or such other page as may replace the US PRIME 1 page on such service (or any successor service) for the purpose of displaying prime rates or base lending rates of major United States banks).

     Treasury Rate. Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined by reference to the Treasury Rate (a "Treasury Rate Interest Determination Date"), the rate from the auction held on such Treasury Rate Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable Pricing Supplement, as such rate is published in H.15(519) under the heading "Treasury Bills-auction average (investment)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the auction average rate of such Treasury Bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the Auction of Treasury Bills having the Index Maturity specified in the applicable Pricing Supplement are not reported as provided by 3:00 P.M., New York City time, on the related Calculation Date, or if no such Auction is held, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers (which may include the Agent or its affiliates) selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of such Treasury Rate Interest Determination Date will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

OTHER/ADDITIONAL PROVISIONS; ADDENDUM

     Any provisions with respect to the Notes, including the specification and determination of one or more Interest Rate Bases, the calculation of the interest rate applicable to a Floating Rate Note, the Interest Payment Dates, the Maturity Date or any other term relating thereto, may be modified and/or supplemented as specified under "Other/Additional Provisions" on the face thereof or in an Addendum relating thereto, if so specified on the face thereof. Such provisions will be described in the applicable Pricing Supplement.

AMORTIZING NOTES

     The Company may from time to time offer Amortizing Notes. Unless otherwise specified in the applicable Pricing Supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and provisions of Amortizing Notes will be specified in the applicable Pricing Supplement, including a table setting forth repayment information for such Amortizing Notes.

ORIGINAL ISSUE DISCOUNT NOTES

     The Company may offer Notes ("Original Issue Discount Notes") from time to time that have an Issue Price (as specified in the applicable Pricing Supplement) that is less than 100% of the principal amount thereof (i.e. par). Original Issue Discount Notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the Issue Price of an Original Issue Discount Note and par is referred to herein as the "Discount." In the event of redemption, repayment or acceleration of maturity of an Original Issue Discount Note, the amount payable to the Holder of such Original Issue Discount Note, unless otherwise specified in the applicable Pricing Supplement, will be equal to the sum of (i) the Issue Price (increased by any accruals of Discount) and, in the event of any redemption of such Original Issue Discount Note (if applicable), multiplied by the Initial Redemption Percentage specified in the applicable Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) and
(ii) any unpaid interest on such Original Issue Discount Note accrued from the date of issue to the date of such redemption, repayment or acceleration of maturity, as the case may be.

     Unless otherwise specified in the applicable Pricing Supplement, for purposes of determining the amount of Discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for an Original Issue Discount Note, such Discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the Initial Period (as hereinafter defined), corresponds to the shortest period between Interest Payment Dates for the applicable Original Issue Discount Note (with ratable accruals within a compounding period), a coupon rate equal to the initial coupon rate applicable to such Original Issue Discount Note and an assumption that the maturity of such Original Issue Discount Note will not be accelerated. If the period from the date of issue to the initial Interest Payment Date for an Original Issue Discount Note (the "Initial Period") is shorter than the compounding period for such Original Issue Discount Note, a proportionate amount of the yield for an entire compounding period will be accrued. If the Initial Period is longer than the compounding period, then such period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable Discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), certain Original Issue Discount Notes may not be treated as having original issue discount within the meaning of the Code, and Notes other than Original Issue Discount Notes may be treated as issued with original issue discount for federal income tax purposes. See "Certain United States Federal Income Tax Considerations" herein.

INDEXED NOTES

     Notes may be issued with the amount of principal, premium and/or interest payable in respect thereof to be determined with reference to the price or prices of specified commodities or stocks, to the exchange rate of one or more designated currencies (including a composite currency such as the ECU) relative to an indexed currency or to other price(s) or exchange rate(s) ("Indexed Notes"), in each case as specified in the applicable Pricing Supplement. In certain cases, Holders of Indexed Notes may receive a principal payment on the Maturity Date that is greater than or less than the principal amount of such Indexed Notes depending upon the relative value on the Maturity Date of the specified indexed item. Information as to the method for determining the amount of principal, premium, if any, and/or interest, if any, payable in respect of Indexed Notes, certain historical information with respect to the specified indexed item and any material tax considerations associated with an investment in Indexed Notes will be specified in the applicable Pricing Supplement. See also "Risk Factors."

BOOK-ENTRY NOTES

     The Company has established a depositary arrangement with The Depository Trust Company with respect to the Book-Entry Notes, the terms of which are summarized below. Any additional or differing terms of the depositary arrangement with respect to the Book-Entry Notes will be described in the applicable Pricing Supplement.

     Upon issuance, all Book-Entry Notes up to $200,000,000 aggregate principal amount bearing interest (if any) at the same rate or pursuant to the same formula and having the same date of issue, Specified Currency, Interest Payment Dates (if any), Stated Maturity Date, redemption provisions (if any), repayment provisions (if any) and other terms will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary or a nominee of the Depositary. No Global Security may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or such nominee to a successor of the Depositary or a nominee of such successor.

     So long as the Depositary or its nominee is the registered owner of a Global Security, the Depositary or its nominee, as the case may be, will be the sole Holder of the Book-Entry Notes represented thereby for all purposes under the Indenture. Except as otherwise provided in this section, the Beneficial Owners of the Global Security or Securities representing Book-Entry Notes will not be entitled to receive physical delivery of Certificated Notes and will not be considered the Holders thereof for any purpose under the Indenture, and no Global Security representing Book-Entry Notes shall be exchangeable or transferable. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary and, if such Beneficial Owner is not a Participant, on the procedures of the Participant through which such Beneficial Owner owns its interest in order to exercise any rights of a Holder under such Global Security or the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security representing Book-Entry Notes.

     Unless otherwise specified in the applicable Pricing Supplement, each Global Security representing Book-Entry Notes will be exchangeable for Certificated Notes of like tenor and terms and of differing authorized denominations aggregating a like principal amount, only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Securities, (ii) the Depositary ceases to be a clearing agency registered under the Exchange Act, (iii) the Company in its sole discretion determines that the Global Securities shall be exchangeable for Certificated Notes or (iv) there shall have occurred and be continuing an Event of Default under the Indenture with respect to the Notes. Upon any such exchange, the Certificated Notes shall be registered in the names of the Beneficial Owners of the Global Security or Securities representing Book-Entry Notes, which names shall be provided by the Depositary's relevant Participants (as identified by the Depositary) to the Trustee.

     The following is based on information furnished by the Depositary:

          The Depositary will act as securities depository for the Book-Entry Notes. The Book-Entry Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary's partnership nominee). One fully registered Global Security will be issued for each issue of Book-Entry Notes, each in the aggregate principal amount of such issue, and will be deposited with the Depositary. If, however, the aggregate principal amount of any issue exceeds $200,000,000, one Global Security will be issued with respect to each $200,000,000 of principal amount and an additional Global Security will be issued with respect to any remaining principal amount of such issue.

          The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary ("Direct Participants") include securities brokers and dealers (including the Agent), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

          Purchases of Book-Entry Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such Book-Entry Notes on the Depositary's records. The ownership interest of each actual purchaser of each Book-Entry Note represented by a Global Security ("Beneficial Owner") is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Security representing Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Security representing Book-Entry Notes will not receive Certificated Notes representing their ownership interests therein, except in the event that use of the book-entry system for such Book-Entry Notes is discontinued.

          To facilitate subsequent transfers, all Global Securities representing Book-Entry Notes which are deposited with, or on behalf of, the Depositary are registered in the name of the Depositary's nominee, Cede & Co. The deposit of Global Securities with, or on behalf of, the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Global Securities representing the Book-Entry Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

          Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

          Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Securities representing the Book-Entry Notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

          Principal, premium, if any, and/or interest, if any, payments on the Global Securities representing the Book-Entry Notes will be made in immediately available funds to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of the Depositary, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the Depositary is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

          If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Notes within an issue are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

          A Beneficial Owner shall give notice of any option to elect to have its Book-Entry Notes repaid by the Company, through its Participant, to the Trustee, and shall effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the Participant's interest in the Global Security or Securities representing such Book-Entry Notes, on the Depositary's records, to the Trustee. The requirement for physical delivery of Book-Entry Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Security or Securities representing such Book-Entry Notes are transferred by Direct Participants on the Depositary's records.

          The Depositary may discontinue providing its services as securities depository with respect to the Book-Entry Notes at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Certificated Notes are required to be printed and delivered.

          The Company may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, Certificated Notes will be printed and delivered.

     The information in this section concerning the Depositary and the Depositary's system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

GENERAL

     Unless otherwise specified in the applicable Pricing Supplement, Foreign Currency Notes will not be sold in, or to residents of, the country issuing the applicable currency. The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents. With respect to Foreign Currency Notes, the information in this Prospectus Supplement is by necessity incomplete. The Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, and premium, if any, and interest, if any, on, the Foreign Currency Notes. Such persons should consult their own financial and legal advisors with regard to such matters. See "Risk Factors -- Exchange Rates and Exchange Controls."

PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST, IF ANY

     Unless otherwise specified in the applicable Pricing Supplement, the Company is obligated to make payments of principal of, and premium, if any, and interest, if any, on, Foreign Currency Notes in the applicable Specified Currency (or, if such Specified Currency is not at the time of such payment legal tender for the payment of public and private debts, in such other coin or currency of the country which issued such Specified Currency as at the time of such payment is legal tender for the payment of such debts). Any such amounts payable by the Company in the Specified Currency will, unless otherwise specified in the applicable Pricing Supplement, be converted by the exchange rate agent named in the applicable Pricing Supplement (the "Exchange Rate Agent") into United States dollars for payment to Holders. However, the Holder of a Foreign Currency Note may elect to receive such amounts payable in the Specified Currency as hereinafter described.

     Any United States dollar amount to be received by a Holder of a Foreign Currency Note will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of whom may be the Exchange Rate Agent) selected by the Exchange Rate Agent and approved by the Company for the purchase by the quoting dealer of the Specified Currency for United States dollars for settlement on such payment date in the aggregate amount of such Specified Currency payable to all Holders of Foreign Currency Notes scheduled to receive United States dollar payments and at which the applicable dealer commits to execute a contract. All currency exchange costs will be borne by the Holders of such Foreign Currency Notes by deductions from such payments. If three such bid quotations are not available, payments will be made in the Specified Currency.

     Holders of Foreign Currency Notes may elect to receive all or a specified portion of any payments of principal, premium, if any, and/or interest, if any, in the Specified Currency by submitting a written request for such payment to the Trustee at its corporate trust office in The City of New York on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be. Such written request may be mailed or hand delivered or sent by cable, telex or other form of facsimile transmission. Holders of Foreign Currency Notes may elect to receive all or a specified portion of all future payments in the Specified Currency and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the Trustee, but written notice of any such revocation must be received by the Trustee on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be. Holders of Foreign Currency Notes to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in the Specified Currency may be made.

     Payments of the principal of, and premium, if any, and/or interest, if any, on, Foreign Currency Notes which are to be made in United States dollars will be made in the manner specified herein with respect to Notes denominated in United States dollars. See "Description of Notes -- General." Payments of interest, if any, on Foreign Currency Notes which are to be made in the Specified Currency on an Interest Payment Date other than the Maturity Date will be made by check mailed to the address of the Holders of such Foreign Currency Notes as they appear in the Security Register, subject to the right to receive such interest payments by wire transfer of immediately available funds under the circumstances described under "Description of Notes -- General." Payments of principal of, and premium, if any, and/or interest, if any, on, Foreign Currency Notes which are to be made in the Specified Currency on the Maturity Date will be made by wire transfer of immediately available funds to an account with a bank designated at least fifteen calendar days prior to the Maturity Date by each Holder thereof, provided that such bank has appropriate facilities therefor and that the applicable Foreign Currency Note is presented and surrendered at the principal corporate trust office of the Trustee in time for the Trustee to make such payments in such funds in accordance with its normal procedures.

     Unless otherwise specified in the applicable Pricing Supplement, if the Specified Currency is other than United States dollars, a Beneficial Owner of the related Global Security or Securities which elects to receive payments of principal, premium, if any, and/or interest, if any, in the Specified Currency must notify the Participant through which it owns its interest on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be, of such Beneficial Owner's election. Such Participant must notify the Depositary of such election on or prior to the third Business Day after such Record Date or at least twelve calendar days prior to the Maturity Date, as the case may be, and the Depositary will notify the Trustee of such election on or prior to the fifth Business Day after such Record Date or at least ten calendar days prior to the Maturity Date, as the case may be. If complete instructions are received by the Participant from the Beneficial Owner and forwarded by the Participant to the Depositary, and by the Depositary to the Trustee, on or prior to such dates, then such Beneficial Owner will receive payments in the applicable foreign currency or composite currency.

AVAILABILITY OF SPECIFIED CURRENCY

     If the Specified Currency for a Foreign Currency Note is not available for the required payment of principal, premium, if any, and/or interest, if any, due to the imposition of exchange controls or other circumstances beyond the control of the Company, the Company will be entitled to satisfy its obligations to the Holder of such Foreign Currency Note by making such payment in United States dollars on the basis of the Market Exchange Rate on the second Business Day prior to such payment or, if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate or as otherwise specified in the applicable Pricing Supplement.

     If payment in respect of a Foreign Currency Note is required to be made in any composite currency, and such composite currency is unavailable due to the imposition of exchange controls or other circumstances beyond the control of the Company, the Company will be entitled to satisfy its obligations to the Holder of such Foreign Currency Note by making such payment in United States dollars. The amount of each payment in United States dollars shall be computed by the Exchange Rate Agent on the basis of the equivalent of the composite currency in United States dollars. The component currencies of the composite currency for this purpose (collectively, the "Component Currencies" and each, a "Component Currency") shall be the currency amounts that were components of the composite currency as of the last day on which the composite currency was used. The equivalent of the composite currency in United States dollars shall be calculated by aggregating the United States dollar equivalents of the Component Currencies. The United States dollar equivalent of each of the Component Currencies shall be determined by the Exchange Rate Agent on the basis of the most recently available Market Exchange Rate for each such Component Currency, or as otherwise specified in the applicable Pricing Supplement.

     If the official unit of any Component Currency is altered by way of combination or subdivision, the number of units of the currency as a Component Currency shall be divided or multiplied in the same proportion. If two or more Component Currencies are consolidated into a single currency, the amounts of those currencies as Component Currencies shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated Component Currencies expressed in such single currency. If any Component Currency is divided into two or more currencies, the amount of the original Component Currency shall be replaced by the amounts of such two or more currencies, the sum of which shall be equal to the amount of the original Component Currency.

     The "Market Exchange Rate" for a currency or composite currency other than United States dollars means the noon dollar buying rate in The City of New York for cable transfers for such currency or composite currency as certified for customs purposes by (or if not so certified, as otherwise determined by) the Federal Reserve Bank of New York. Any payment made in United States dollars under such circumstances where the required payment is in a currency or composite currency other than United States dollars will not constitute an Event of Default under the Indenture with respect to the Notes.

     All determinations referred to above made by the Exchange Rate Agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the Holders of the Foreign Currency Notes.

GOVERNING LAW; JUDGMENTS

     The Notes will be governed by and construed in accordance with the laws of the State of New York. Under current New York law, a state court in the State of New York rendering a judgment on a Foreign Currency Note would be required to render such judgment in the Specified Currency, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment. Accordingly, Holders of Foreign Currency Notes would be subject to of exchange rate fluctuations after such date. It is not certain, however that a non-New York court would follow the same rules and procedures with respect to such conversions of the Specified Currency.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

     As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate or trust the income of which is subject to United States Federal income taxation regardless of its source or (iv) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

U.S. HOLDERS

  Payments of Interest

     Except as set forth below, payments of interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

  Original Issue Discount

     The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Notes issued with original issue discount ("Discount Notes"). The following summary is based upon final Treasury regulations (the "OID Regulations") released by the Internal Revenue Service ("IRS") on January 27, 1994 under the original issue discount provisions of the Internal Revenue Code of 1986, as amended (the "Code").

     For United States Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a Note over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a Note providing for the payment of any amount other than qualified stated interest (as hereinafter defined) prior to maturity, multiplied by the weighted average maturity of such Note). The issue price of each Note in an issue of Notes equals the first price at which a substantial amount of such Notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a Note is the sum of all payments provided by the Note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. In addition, under the OID Regulations, if a Note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Note (e.g., Notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such Note or any "true" discount on such Note (i.e., the excess of the Note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the Note would be treated as original issue discount rather than qualified stated interest.

     Payments of qualified stated interest on a Note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). A U.S. Holder of a Discount Note must include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of a Discount Note is the sum of the daily portions of original issue discount with respect to such Discount Note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Discount Note. The "daily portion" of original issue discount on any Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and
(ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the sum of the issue price of the Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     A U.S. Holder who purchases a Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Discount Note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Discount Note at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Discount Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

     Under the OID Regulations, Floating Rate Notes and Indexed Notes ("Variable Notes") are subject to special rules whereby a Variable Note will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified de minimis amount and (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

     A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than zero but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than zero but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the Note. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and which is based upon (i) one or more qualified floating rates, (ii) one or more rates where each rate would be a qualified floating rate for a debt instrument denominated in a currency other than the currency in which the Variable Note is denominated, (iii) either the yield or changes in the price of one or more items of actively traded personal property (other than stock or debt of the issuer or a related party) or (iv) a combination of objective rates. The OID Regulations also provide that other variable interest rates may be treated as objective rates if so designated by the IRS in the future. Despite the foregoing, a variable rate of interest on a Variable Note will not constitute an objective rate if it is reasonably expected that the average value of such rate during the first half of the Variable Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Variable Note's term. A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds. The OID Regulations also provide that if a Variable Note provides for stated interest at a fixed rate for an initial period of less than one year followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Variable Note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

     If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations, then any stated interest on such Note which is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Variable Note is issued at a "true" discount (i.e., at a price below the Note's stated principal amount) in excess of a specified de minimis amount. Original issue discount on such a Variable Note arising from "true" discount is allocated to an accrual period using the constant yield method described above by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Note.

     In general, any other Variable Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Note. The OID Regulations generally require that such a Variable Note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

     Once the Variable Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the Variable Note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. Each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

     U.S. Holders should be aware that on June 14, 1996, the IRS released final amendments to the OID Regulations which slightly modify the definition of a qualified floating rate, broaden the definition of an objective rate and further clarify certain other provisions contained in the OID Regulations. In general, under these amendments, the definition of qualified floating rate is slightly modified such that a variable rate equal to either (a) the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 or (b) the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate will each constitute a qualified floating rate. In addition, under these amendments, an objective rate is redefined as a rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer's stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). These amendments to the OID Regulations generally apply to debt instruments issued on or after August 13, 1996.

     If a Variable Note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Variable Note would be treated as a contingent payment debt obligation. It is not entirely clear under current law how a Variable Note would be taxed if such Note were treated as a contingent payment debt obligation. The proper United States Federal income tax treatment of Variable Notes that are treated as contingent payment debt obligations will be more fully described in the applicable Pricing Supplement. Furthermore, any other special United States Federal income tax considerations, not otherwise discussed herein, which are applicable to any particular issue of Notes will be discussed in the applicable Pricing Supplement.

     Certain of the Notes (i) may be redeemable at the option of the Company prior to their stated maturity (a "call option") and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased Notes.

     U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

  Short-Term Notes

     Notes that have a fixed maturity of one year or less ("Short-Term Notes") will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States Federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

  Market Discount

     If a U.S. Holder purchases a Note, other than a Discount Note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of a Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such Note at a "market discount," unless such market discount is less than a specified de minimis amount.

     Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount on a constant interest basis.

     A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant interest basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

  Premium

     If a U.S. Holder purchases a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

  Disposition of a Note

     Except as discussed above, upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Note. Such gain or loss generally will be long-term capital gain or loss if the Note were held for more than one year.

NOTES DENOMINATED, OR IN RESPECT OF WHICH INTEREST IS PAYABLE, IN A FOREIGN CURRENCY

     As used herein, "Foreign Currency" means a currency or currency unit other than U.S. dollars.

  Payments of Interest in a Foreign Currency

     Cash Method. A U.S. Holder who uses the cash method of accounting for United States Federal income tax purposes and who receives a payment of interest on a Note (other than original issue discount or market discount) will be required to include in income the U.S. dollar value of the Foreign Currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the U.S. Holder's tax basis in such Foreign Currency.

     Accrual Method. A U.S. Holder who uses the accrual method of accounting for United States Federal income tax purposes, or who otherwise is required to accrue interest prior to receipt, will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount or market discount and reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a Note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A U.S. Holder may elect, however, to translate such accrued interest income using the rate of exchange on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year. If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, a U.S. Holder may translate such interest using the rate of exchange on the date of receipt. The above election will apply to other debt obligations held by the U.S. Holder and may not be changed without the consent of the IRS. A U.S. Holder should consult a tax advisor before making the above election. A U.S. Holder will recognize exchange gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest income on the date such income is received. The amount of ordinary income or loss recognized will equal the difference, if any, between the U.S. dollar value of the Foreign Currency payment received (determined on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

  Purchase, Sale and Retirement of Notes

     A U.S. Holder who purchases a Note with previously owned Foreign Currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder's tax basis in the Foreign Currency and the U.S. dollar fair market value of the Foreign Currency used to purchase the Note, determined on the date of purchase.

     Except as discussed above with respect to Short-Term Notes, upon the sale, exchange or retirement of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such U.S. Holder's adjusted tax basis in the Note. Such gain or loss generally will be capital gain or loss (except to the extent of any accrued market discount not previously included in the U.S. Holder's income) and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held by such U.S. Holder for more than one year. To the extent the amount realized represents accrued but unpaid interest, however, such amounts must be taken into account as interest income, with exchange gain or loss computed as described in "Payments of Interest in a Foreign Currency" above. If a U.S. Holder receives Foreign Currency on such a sale, exchange or retirement the amount realized will be based on the U.S. dollar value of the Foreign Currency on the date the payment is received or the Note is disposed of (or deemed disposed of as a result of a material change in the terms of such Note). In the case of a Note that is denominated in Foreign Currency and is traded on an established securities market, a cash basis U.S. Holder (or, upon election, an accrual basis U.S. Holder) will determine the U.S. dollar value of the amount realized by translating the Foreign Currency payment at the spot rate of exchange on the settlement date of the sale. A U.S. Holder's adjusted tax basis in a Note will equal the cost of the Note to such holder, increased by the amounts of any market discount or original issue discount previously included in income by the holder with respect to such Note and reduced by any amortized acquisition or other premium and any principal payments received by the holder. A U.S. Holder's tax basis in a Note, and the amount of any subsequent adjustments to such holder's tax basis, will be the U.S. dollar value of the Foreign Currency amount paid for such Note, or of the Foreign Currency amount of the adjustment, determined on the date of such purchase or adjustment.

     Gain or loss realized upon the sale, exchange or retirement of a Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date such payment is received or the Note is disposed of, and the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date the U.S. Holder acquired the Note. Such Foreign Currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. Holder on the sale, exchange or retirement of the Note.

  Original Issue Discount

     In the case of a Discount Note or Short-Term Note, (i) original issue discount is determined in units of the Foreign Currency, (ii) accrued original issue discount is translated into U.S. dollars as described in "Payments of Interest in a Foreign Currency -- Accrual Method" above and (iii) the amount of Foreign Currency gain or loss on the accrued original issue discount is determined by comparing the amount of income received attributable to the discount (either upon payment, maturity or an earlier disposition), as translated into U.S. dollars at the rate of exchange on the date of such receipt, with the amount of original issue discount accrued, as translated above.

  Premium and Market Discount

     In the case of a Note with market discount, (i) market discount is determined in units of the Foreign Currency, (ii) accrued market discount taken into account upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note (other than accrued market discount required to be taken into account currently) is translated into U.S. dollars at the exchange rate on such disposition date (and no part of such accrued market discount is treated as exchange gain or loss) and (iii) accrued market discount currently includible in income by a U.S. Holder for any accrual period is translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period, and the exchange gain or loss is determined upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note in the manner described in "Payments of Interest in a Foreign Currency -- Accrual Method" above with respect to computation of exchange gain or loss on accrued interest.

     With respect to a Note issued with amortizable bond premium, such premium is determined in the relevant Foreign Currency and reduces interest income in units of the Foreign Currency. Although not entirely clear, a U.S. Holder should recognize exchange gain or loss equal to the difference between the U.S. dollar value of the bond premium amortized with respect to a period, determined on the date the interest attributable to such period is received, and the U.S. dollar value of the bond premium determined on the date of the acquisition of the Note.

  Exchange of Foreign Currencies

     A U.S. Holder will have a tax basis in any Foreign Currency received as interest or on the sale, exchange or retirement of a Note equal to the U.S. dollar value of such Foreign Currency, determined at the time the interest is received or at the time of the sale, exchange or retirement. Any gain or loss realized by a U.S. Holder on a sale or other disposition of Foreign Currency (including its exchange for U.S. dollars or its use to purchase Notes) will be ordinary income or loss.

NON-U.S. HOLDERS

     A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Company, a controlled foreign corporation related to the Company or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

     Generally, a non-U.S. Holder will not be subject to Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

     The Notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

     Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

     In addition, upon the sale of a Note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

     The Notes are being offered on a continuous basis for sale by the Company to or through Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc., Smith Barney Inc., UBS Securities LLC, First of Michigan Corporation, Keefe, Bruyette & Woods, Inc., McDonald & Company Securities, Inc. and Roney & Co. LLC (the "Agents"). The Agents may purchase Notes, as principal, from the Company from time to time for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable Agent, or, if so specified in the applicable Pricing Supplement, for resale at a fixed offering price. If agreed to by the Company and an Agent, such Agent may also utilize its reasonable efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amount thereof, unless otherwise specified in the applicable Pricing Supplement. The Company will pay a commission to the applicable Agent, ranging from .125% to .75% of the principal amount of each Note, depending upon its stated maturity, sold through such Agent. Commissions with respect to Notes with stated maturities in excess of 30 years that are sold through an Agent will be negotiated between the Company and such Agent at the time of such sale.

     Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale of a Note of identical maturity. The Agents may sell Notes which they purchase from the Company as principal to other dealers for resale to investors and other purchasers, and may reallow all or any portion of the discount received in connection with such purchase from the Company to such dealers. After the initial offering of Notes, the offering price (in the case of Notes to be resold on a fixed offering price basis), the concession and the discount may be changed.

     The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject offers in whole or in part (whether placed directly with the Company or through an Agent). Each Agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase Notes received by it on an agency basis.

     Unless otherwise specified in the applicable Pricing Supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in the Specified Currency in The City of New York on the date of settlement. See "Description of Notes -- General."

     Upon issuance, the Notes will not have an established trading market. The Notes will not be listed on any securities exchange. The Agents may from time to time purchase and sell Notes in the secondary market, but the Agents are not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or that there will be liquidity in the secondary market if one develops. From time to time, the Agents may make a market in the Notes, but the Agents are not obligated to do so and may discontinue any market-making activity at any time.

     Each of the Agents may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company has agreed to indemnify the Agents against certain liabilities (including liabilities under the Securities Act), or to contribute to payments the Agents may be required to make in respect thereof. The Company has agreed to reimburse the Agents for certain other expenses.

     In the ordinary course of its business, the Agents and their affiliates have engaged and may in the future engage in investment and commercial banking transactions with the Company and certain of its affiliates.

     Concurrently with the offering of Notes described herein, the Company may issue and sell other Debt Securities described in the accompanying Prospectus.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JULY 8, 1996


PROSPECTUS

                     STANDARD FEDERAL BANCORPORATION, INC.
                                DEBT SECURITIES

                            [STANDARD FEDERAL LOGO]

       Standard Federal Bancorporation, Inc., a Michigan corporation (the "Company"), may offer, from time to time, in one or more series, its unsecured debt securities (the "Debt Securities"), having such prices and terms as are determined in light of market conditions at the time of sale. The Prospectus Supplement and the Pricing Supplement accompanying this Prospectus set forth, with respect to the particular series of Debt Securities for which this Prospectus, the Prospectus Supplement and the Pricing Supplement are being delivered, the specific aggregate principal amount, denominations (which may be in United States dollars, in any other currency or in composite currencies), maturity, rate (which may be fixed or variable) and time of payment of any interest, purchase price, any terms for redemption or other special terms and the names of the underwriters, if any. The Debt Securities may be unsecured Debt Securities (the "Senior Debt Securities") or unsecured and subordinated Debt Securities (the "Subordinated Debt Securities"). The Senior Debt Securities, when issued, will rank on a parity with all other unsecured Senior Indebtedness (as defined herein) of the Company, and the Subordinated Debt Securities, when issued, will be subordinate in right of payment to all Senior Indebtedness. See "Description of Debt Securities -- Subordination."

     Each issue of Debt Securities may vary, where applicable, as to aggregate principal amount, maturity date, public offering or purchase price, interest rate or rates and timing of payments thereof, provision for redemption, sinking fund requirements, if any, currencies of denomination or currencies otherwise applicable thereto and any other variable terms and method of distribution. No Debt Securities may be sold without delivery of a Prospectus Supplement describing such issue of Debt Securities and the method and terms of offering thereof.

     THE DEBT SECURITIES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY SAVINGS BANK OR NON-BANK SUBSIDIARY OF THE COMPANY AND ARE NOT INSURED BY THE SAVINGS ASSOCIATION INSURANCE FUND OR THE BANK INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
   ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
     CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     The Company may sell the Debt Securities to or through one or more agents, dealers or underwriters, and may also sell Debt Securities directly to other purchasers. Such dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. If any agents, dealers or underwriters are involved in the sale of any Debt Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts will be set forth in the Prospectus Supplement or the Pricing Supplement. The net proceeds to the Company from such sale will also be set forth in the Prospectus Supplement or the Pricing Supplement. See "Plan of Distribution".

                            ------------------------

                 The date of this Prospectus is July   , 1996.

AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company may be inspected and copies may be made at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices in New York (Seven World Trade Center, 13th Floor, New York, New York 10048), and Chicago (500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511). Copies of these materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. The Commission maintains an Internet Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company, and the address of such Internet Web site is (http://www.sec.gov).

     This Prospectus constitutes a part of a Registration Statement (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Debt Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents have been filed by the Company with the Commission and are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; and (iii) the Company's Current Reports on Form 8-K, dated May 14 and June 14, 1996.


     All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the Debt Securities, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement or document so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON REQUEST, A COPY OF ANY AND ALL OF THE DOCUMENTS DESCRIBED ABOVE OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS. WRITTEN REQUESTS SHOULD BE MAILED TO STANDARD FEDERAL BANCORPORATION, INC., 2600 WEST BIG BEAVER ROAD, TROY, MICHIGAN 48084, ATTENTION: INVESTOR RELATIONS. TELEPHONE REQUESTS SHOULD BE DIRECTED TO (810) 643-9600.

THE COMPANY

     The Company is the holding company for Standard Federal Bank (the "Bank"), a federally chartered savings bank. With deposits of $9.4 billion at March 31, 1996, the Company has the largest deposit base of all thrift institutions headquartered in the Midwest. Based on total assets at March 31, 1996, the Company is the seventh largest publicly traded thrift institution in the United States and the largest thrift institution headquartered in Michigan. The Bank was founded in 1893, converted to a publicly-owned stock chartered thrift institution in 1987, and reorganized to become a subsidiary of the Company in May 1995. The Bank currently conducts its retail banking business from 166 full-service Banking Centers and 11 retail Home Lending Centers located in Michigan, Indiana and Ohio. The Bank has four offices in the City of Detroit and 105 offices in the suburban Detroit area, 10 offices in north-central Michigan, five offices in northern Michigan, 32 offices in the southwest Michigan/northwest Indiana region, 11 offices in northeast Indiana and 11 offices in northwest Ohio. The Bank also has 24 wholesale Loan Production Offices that conduct business with correspondents nationwide, and also owns and operates 347 automated teller machines located throughout its retail market area. According to recognized industry sources, the Bank was the tenth largest mortgage originator in the United States in 1995, based on the dollar volume of loans originated. The Company's executive offices are located at 2600 West Big Beaver Road, Troy, Michigan 48084, and its telephone number is (810) 643-9600.


     On June 7, 1996, the Company completed its acquisition of Bell Bancorp, Inc. ("Bell"). The purchase price, including payments made with respect to outstanding stock options, approximated $354.5 million. Bell, through its principal subsidiary, Bell Federal Savings and Loan Association, operates 14 full-service branch offices in the greater Chicago, Illinois market and had total assets of $1.9 billion and total deposits of $1.6 billion at the date of closing. The transaction is being accounted for as a purchase and is anticipated to result in goodwill (excess of purchase price over the underlying market value of assets and liabilities) of between approximately $75.0 to 80.0 million. The addition of Bell's assets along with the related intangibles will reduce the Bank's various capital ratios. On a pro forma basis, including the proceeds of a short-term borrowing but without giving effect to any additional capital which may be contributed by the Company to the Bank with proceeds from the sale of Debt Securities, management believes the Bank will continue to be categorized as "well-capitalized" for purposes of the Prompt Corrective Action ("PCA") regulations of the Office of Thrift Supervision ("OTS") as of June 30, 1996. For additional information regarding the Bell merger, see the Company's Current Report on Form 8-K dated June 14, 1996, which is incorporated herein by reference.


     The Bank's primary business consists of attracting deposits from the general public and originating single-family home mortgage loans. The Bank also acquires funds on a wholesale basis from a variety of sources, manages a high-quality securities portfolio, services a significant volume of loans for others and makes consumer loans and commercial real estate and non-real estate loans. The Bank also operates a nationwide wholesale mortgage banking correspondent network.

     The Bank's primary sources of revenue are interest earned on mortgage loans and investment securities (including mortgage-backed securities, or "MBSs"), gains on sales of loans and MBSs, fees earned in connection with loans and deposits, and income earned on the portfolio of loans and MBSs which the Bank services for others. Its principal expense is interest incurred on interest-bearing liabilities, including deposits and borrowings.

CERTAIN REGULATORY CONSIDERATIONS

GENERAL

     The Bank is regulated by the Director (the "OTS Director") of the OTS and the Federal Deposit Insurance Corporation (the "FDIC") which, through the Savings Association Insurance Fund (the "SAIF"), insures the deposit accounts of thrift institutions such as the Bank. The Bank is a member of the Federal Home Loan Bank (the "FHLB") of Indianapolis, which is one of the twelve regional banks for federally insured depository institutions comprising the Federal Home Loan Bank System. The Bank is further subject to certain regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") governing reserves required to be maintained against certain deposits and other matters.

     The Company is a legal entity separate and distinct from the Bank and its other subsidiaries. The ability of holders of securities of the Company, including the holders of the Debt Securities offered hereby, to benefit from the distribution of assets of any subsidiary of the Company (including the Bank) upon the liquidation or reorganization of such subsidiary is subordinate to prior claims of creditors of such subsidiary (including depositors in the case of the Bank) except to the extent that a claim of the Company as a creditor of the subsidiary may be recognized.

RESTRICTIONS ON CAPITAL DISTRIBUTIONS AND TRANSACTIONS BY THE BANK WITH
AFFILIATES

     The Company's principal sources of funds are cash dividends paid to it by the Bank and its other subsidiaries, investment income and borrowings. OTS regulations impose limitations upon certain "capital distributions" by thrift institutions, including dividends. The OTS Director has the authority to preclude those institutions from declaring a dividend. Generally, the OTS regulations permit specified amounts of capital distributions by a thrift institution that meets or exceeds its' minimum capital requirements, so long as the institution notifies the OTS and receives no objection to the distribution from the OTS. The Bank may currently make capital distributions during any calendar year equal to the greater of 100% of its year to date income plus 50% of its "surplus capital ratio" at the beginning of the calendar year, or 75% of its net income over the most recent four quarter period. The "surplus capital ratio" is the lowest percentage by which the institution's three ratios of fully phased-in capital to assets exceed the ratios of its fully phased-in capital requirements to assets.

     The OTS has proposed to amend its regulation on capital distributions such that the Bank would no longer have to obtain approval from the OTS in order to make a distribution in excess of the safe harbor amount, unless such distribution would cause the Bank to fail to meet the OTS's PCA capital standards. The OTS would, however, continue to receive prior notice of a distribution and would retain the authority to prohibit any capital distribution upon a determination that the making of such distribution would constitute an unsafe or unsound practice. The Company does not anticipate that adoption of the proposed regulation would have a material impact on the Bank's ability to make distributions of capital.

     In addition to regulation of capital distributions, there are various statutory and regulatory limitations on the extent to which thrift institution subsidiaries of the Company, such as the Bank, can finance or otherwise transfer funds to the Company or its non-banking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Such transfers by any subsidiary thrift institution to the Company or any non-banking subsidiary are generally limited to 10% of the thrift institution's capital and surplus and, with respect to the Company and all such non-banking subsidiaries, to an aggregate of 20% of such thrift institution's capital and surplus. Furthermore, loans and extensions of credit are required to be secured in specified amounts and are required to be on terms and conditions consistent with safe and sound banking practices. The OTS Director may further restrict these transactions in the interest of safety and soundness.

CAPITAL REGULATIONS

     The OTS has prescribed capital regulations (the "Capital Regulations") that establish three capital requirements which must be met by the Bank -- a "core capital requirement," a "tangible capital requirement" and a "risk-based capital requirement." The Capital Regulations require thrift institutions to maintain "core" capital of at least 3% of adjusted total assets, "tangible" capital of at least 1.5% of adjusted total assets, and "risk-based" capital of at least 8% of risk-weighted assets. Capital standards for thrifts must be no less stringent than the capital standards applicable to national banks (a leverage ratio of 4% of adjusted assets). Therefore, the Bank believes that it is required to maintain core capital of at least 4% of adjusted total assets. The Bank meets all of the current capital requirements at March 31, 1996.

     The OTS has also adopted separate PCA regulations that call for the OTS to enforce certain restrictions on savings institutions that are classified as undercapitalized. The Bank was categorized for PCA purposes as a "well-capitalized institution" by the OTS as of the completion of the Bank's 1995 Safety and Soundness Examination, and the Company's management believes the Bank remains so categorized at June 30, 1996. An institution's capital category, however is determined solely for regulatory purposes and may not constitute an accurate representation of the institution's financial condition or prospects.

     The OTS has also defined an interest rate risk ("IRR") component which, although initially proposed as an additional component of risk-based capital requirements, is now likely to be used by the OTS only as a supervisory tool. The results derived from the OTS' IRR model indicate that at March 31, 1996, the Bank was exposed to IRR at a level higher than the regulatory benchmark. The Bank's March 31, 1996, IRR component was $32.9 million; such amount equalling the Bank's IRR component as of September 30, 1995. Because the Bank had $291.8 million of excess risk-based capital as of March 31, 1996, this IRR component will neither affect the Bank's continued compliance with applicable regulatory capital requirements, nor will it likely result in any increased regulatory oversight.

DEPOSIT INSURANCE

     The Bank's deposits are insured by the FDIC through the SAIF to the extent permitted by law. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") directed the FDIC to establish by January 1, 1994, a risk-based system for setting deposit insurance assessments for FDIC insured institutions such as the Bank under which an institution's insurance assessments vary depending on the level of capital the institution holds and the degree to which it is the subject of supervisory concern to the FDIC from 0.23% to 0.31%. The FDIC has reduced the assessment rate charged by the Bank Insurance Fund ("BIF") by a substantial amount, but has not reduced the SAIF assessment rates at all. Various committees of Congress and various federal regulatory banking agencies, including the FDIC, are currently discussing changes to the federal deposit insurance system to narrow or eliminate the difference in financial characteristics between the BIF and the SAIF. One of the proposals would, among other things, assess thrifts such as the Bank, a one-time fee to recapitalize the SAIF. In the event that such a proposal were to become law on the terms currently discussed, management of the Company estimates that the Bank would be required to record a one-time charge to earnings of approximately $48.2 million, or $1.50 per share, after-tax, based on March 31, 1996, deposit balances and an assessment fee of 85 cents per $100 dollars of insured deposits. Under this proposal, thereafter, the Bank's annual insurance expense would be reduced for the foreseeable future by approximately 80% to 100% of current premiums. Management estimates that a premium reduction of this magnitude would represent annual after-tax cost savings to the Bank of approximately $10.1 million to $12.6 million, based upon the actual 1995 deposit insurance premiums incurred by the Bank. The currently proposed legislation has evolved significantly over recent months and may continue to change until finally enacted, if ever. There can be no assurance that a premium reduction will occur.

INTERSTATE BANKING

     Under legislation effective June 1, 1997, commercial banks will be able to operate branch offices outside of their home state, although the extent of their ability to branch into a new state will depend on the law of that state. Federal thrift associations such as the Bank are already able to branch nationwide, and the Bank currently operates branch offices in three states (Michigan, Ohio and Indiana), and following the Bell Merger will operate branch offices in Illinois. The effectiveness of the recent legislation will reduce the Bank's competitive advantage over commercial banks in this regard, and could increase competition in the markets in which the Bank operates.

USE OF PROCEEDS

     Unless otherwise specified in the applicable Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be used to make a capital contribution to the Bank, to finance future acquisitions and for other general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for the Company is computed by dividing earnings by fixed charges. Earnings consist primarily of income before income taxes and fixed charges. Fixed charges represent interest expense and the proportion of rental expense deemed representative of the interest factor.


                                                                                             Three Months
                                                                                                Ended
                                                    Year Ended December 31,                   March 31,
                                          1995      1994      1993      1992      1991      1996      1995
- ----------------------------------------------------------------------------------------------------------
Ratio of Earnings to Fixed Charges:
  Including interest on deposits          1.31x     1.42x     1.42x     1.30x     1.17x     1.33x     1.33x
  Excluding interest on deposits          2.01      2.48      2.31      1.85      1.46      2.21      2.02

DESCRIPTION OF DEBT SECURITIES

     The Senior Debt Securities will be issued under an Indenture (the "Senior Indenture"), between the Company and a trustee, that will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part. The Subordinated Debt Securities will be issued under an Indenture (the "Subordinated Indenture" and collectively with the Senior Indenture, the "Indenture"), between the Company and a trustee (collectively with the trustee under the Senior Indenture, the "Trustee"), that will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms. Wherever particular Sections or defined terms of the Indenture are referred to, it is intended that such Sections or defined terms (including, unless otherwise indicated herein, definitions of terms capitalized in this summary) shall be incorporated herein by reference. The following sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement and Pricing Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and Pricing Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered, will be described in the Prospectus Supplement and Pricing Supplement relating to such Debt Securities. There is no requirement that future issues of debt securities of the Company be issued under the Indenture, and the Company is free to employ other indentures or documentation containing provisions different from those included in the Indenture or applicable to one or more issues of Debt Securities, in connection with future issues of such other debt securities.

GENERAL

     The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provides that Debt Securities may be issued from time to time in one or more series up to the aggregate principal amount which may be authorized from time to time by the Company. The Senior Debt Securities will be direct, unsecured obligations of the Company and will rank on a parity with other unsecured Senior Indebtedness of the Company. The Subordinated Debt Securities will be unsecured and will rank on a parity with other subordinated debt of the Company and, together with such other subordinated debt, will be subordinate and junior in right of payment to the prior payment in full of the Senior Indebtedness of the Company, as described below under "Subordination."

     Because the Company is a holding company, rights to participate in any distribution of assets of any subsidiary, including the Bank, upon its bankruptcy, liquidation or other reorganization are subject to the prior claims of the subsidiary's creditors, except to the extent that the Company is itself a creditor with recognized claims against the subsidiary.

     The Indenture provides that there may be more than one Trustee under the Indenture with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities issued under the Indenture, and a successor Trustee may be appointed to act with respect to such series. Reference is made to the Prospectus Supplement and the Pricing Supplement relating to the particular series of Debt Securities offered thereby for the following terms: (1) the title of such Debt Securities and series in which such Debt Securities will be included; (2) any limit on the aggregate principal amount of such Debt Securities; (3) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which such Debt Securities will be issued; (4) the date or dates, or the method or methods, if any, by which such date or dates shall be determined, on which such Debt Securities will mature and, if other than the principal amount thereof, the portion of the principal amount of such Debt Securities payable at maturity; (5) the rate or rates (which may be fixed or variable) at which such Debt Securities will bear interest, if any, or the method or methods, if any, by which such rate or rates are to be determined and the manner upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months; (6) the date or dates from which such interest, if any, on such Debt Securities will accrue or the method or methods, if any, by which such date or dates are to be determined, the date or dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the Regular Record Dates for such Interest Payment Dates, if any; (7) the date or dates, if any, on or after which, or the period or periods, if any, within which, and the price or prices at which the Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund or to any purchase fund provisions, be redeemed by the Company, and the other terms and provisions of such sinking and/or purchase funds; (8) the date or dates, if any, on or after which, or the period or periods, if any, within which, and the price or prices at which the Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Company or of the holder thereof and the other terms and provisions of such optional redemption; (9) the extent to which any of the Debt Securities will be issuable in temporary or permanent global form and, if so, the identity of the depositary for such global Debt Security, or the manner in which any interest payable on a temporary or permanent global Debt Security will be paid; (10) the denomination or denominations in which such Debt Securities are authorized to be issued if other than $1,000 (in the case of Debt Securities issued in registered form) or $5,000 (in the case of Debt Securities issued in bearer form) and integral multiples thereof; (11) whether such Debt Securities will be issued in registered or bearer form or both and, if in bearer form, the terms and conditions relating thereto and any limitations on issuance of such bearer Debt Securities (including exchange for registered Debt Securities of the same series); (12) information with respect to book-entry procedures relating to global Debt Securities; (13) the terms, if any, upon which such Debt Securities may be convertible into other securities of the Company and the terms and conditions upon which such conversion may be effected, including the initial conversion price or rate and any other provision in addition to or in lieu of those described herein; (14) whether any of the Debt Securities will be issued as Original Issue Discount Securities; (15) each office or agency where, subject to the terms of the Indenture, the principal of, and premium and interest, if any, on, the Debt Securities will be payable and where such Debt Securities may be presented for registration of transfer or exchange; (16) the currencies or currency units in which such Debt Securities are issued and in which the principal of, and premium and interest, if any, on, and additional amounts, if any, in respect of such Debt Securities will be payable; (17) whether the amount of payments of principal of, and interest on, and additional amounts, if any, in respect of such Debt Securities may be determined with reference to an index, formula or other method or methods (which index, formula or method or methods may, but need not be, based on one or more currencies, currency units or composite currencies, commodities, equity indices or other indices) and the manner in which such amounts shall be determined;

(18) whether the Company or a holder may elect payment of the principal of, or premium or interest, if any, on, or additional amounts in respect of, such Debt Securities in a currency, currencies, currency unit or units or composite currency or currencies other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the currency, currencies, currency unit or units or composite currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency, currencies, currency unit or units or composite currency or currencies in which such Debt Securities are to be paid; (19) if other than the Trustee, the identity of each Security Registrar, Paying Agent and Authenticating Agent; (20) the applicability of the defeasance provisions to such Debt Securities; (21) the person to whom any interest on any registered Debt Securities of the series shall be payable, if other than the person in whose name that Debt Security (or one or more predecessor Debt Securities) is registered at the close of business on the applicable Regular Record Date for such payment of interest, the manner in which, or the person to whom, any interest on any bearer Debt Security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary global Debt Security on an Interest Payment Date will be paid if other than in the manner provided in the Indenture; (22) whether and under what circumstances the Company will pay additional amounts as contemplated by Section 1004 of the Indenture (the term "interest," as used in this Prospectus, shall include such additional amounts) on such Debt Securities to any holder who is a United States Alien (as defined in the Indenture) (including any modification to the definition of such term as contained in the Indenture as originally executed) in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such additional amounts (and the terms of any such option); (23) any deletions from, modifications of or additions to the Events of Default or covenants of the Company with respect to any of such Debt Securities; (24) any special federal income tax considerations applicable to such Debt Securities; and (25) any other terms of such Debt Securities (which will not be inconsistent with the provisions of the Indenture).

     Debt Securities may be issued as Original Issue Discount Securities to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the holder of such Original Issue Discount Security upon such acceleration will be determined in accordance with the applicable Prospectus Supplement, the terms of such Debt Security and the Indenture, but will be an amount less than the amount payable at the maturity of the principal of such Original Issue Discount Security. Special federal income tax and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto.

     Reference is made to the Prospectus Supplement and the Pricing Supplement relating to the particular series of Debt Securities offered thereby for information with respect to any deletions from, modifications of or additions to the Events of Default described below or covenants of the Company contained in the Indenture, including any addition of a covenant or other provision providing event risk or similar protection.

REGISTRATION, TRANSFER, PAYMENT AND PAYING AGENT

     Unless otherwise indicated in the applicable Prospectus Supplement or Pricing Supplement, each series of Debt Securities will be issued in registered form only, without coupons. The Indenture, however, provides that the Company may also issue Debt Securities in bearer form only, or in both registered and bearer form. Debt Securities in bearer form shall not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person (as defined below) other than offices located outside the United States of certain United States financial institutions. As used herein, "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, or any estate or trust, the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. Purchasers of Debt Securities in bearer form will be subject to certification procedures and may be affected by certain limitations under United States tax laws. Such procedures and limitations will be described in the Prospectus Supplement or Pricing Supplement, relating to the offering of the Debt Securities in bearer form.

     Unless otherwise indicated in the applicable Prospectus Supplement or Pricing Supplement, registered Debt Securities will be issued in denominations of $1,000 or any integral multiple thereof and bearer Debt Securities will be issued in denominations of $5,000. No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Unless otherwise described in the Prospectus Supplement or the Pricing Supplement relating thereto, the principal, premium, if any, and interest, if any, of or on the Debt Securities will be payable, and transfer of the Debt Securities will be registrable, at the corporate trust office of The Chase Manhattan Bank, N.A., as Paying Agent and Security Registrar under the Indenture, in the Borough of Manhattan, The City of New York, provided that payments of interest with respect to any Debt Security in registered form may be made at the option of the Company by check mailed to the address appearing in the applicable Security Register of the person in whose name such Debt Security is registered at the close of business on the Regular Record Date or by transfer to an account maintained with a bank located in the United States (Sections 305, 307, and 1002).

     Unless otherwise indicated in the applicable Prospectus Supplement or the Pricing Supplement, payment of principal of, premium, if any, and interest, if any, on Debt Securities in bearer form will be made payable, subject to any applicable laws and regulations, at such office outside the United States as specified in the Prospectus Supplement or the Pricing Supplement and as the Company may designate from time to time, at the option of the holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest and certain additional amounts on Debt Securities in bearer form will be made only against surrender of the coupon relating to such Interest Payment Date. No payment with respect to any Debt Security in bearer form will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Debt Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Debt Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing Debt Securities in definitive form represented thereby, a Global Debt Security may not be transferred except as a whole by the Depositary for such Global Debt Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of Global Debt Securities and certain limitations and restrictions relating to a series of bearer Global Debt Securities, will be described in the Prospectus Supplement or the Pricing Supplement relating to such series.

OUTSTANDING DEBT SECURITIES

     In determining whether the holders of the requisite principal amount of Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, (i) the portion of the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding for such purposes shall be that portion of the principal amount thereof that could be declared to be due and payable pursuant to the terms of such Original Issue Discount Security as of the date of such determination, (ii) the principal amount of any Indexed Security shall be the principal face amount of such Indexed Security determined on the date of its original issuance, (iii) the principal amount of a Debt Security denominated in a Foreign Currency (as defined below) shall be the U.S. dollar equivalent, determined on the date of original issue of such Debt Security, of the principal amount of such Debt Security and (iv) any Debt Security owned by the Company or any obligor on such Debt Security or any Affiliate of the Company or such other obligor, shall be deemed not to be Outstanding (Section 101).

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of 66 2/3% in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each Outstanding Debt Security affected thereby: (a) change the stated maturity date of the principal of, or any installment of principal or interest on, any Debt Security; (b) reduce the principal amount of, or any premium or interest on, any Debt Security; (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the maturity thereof or the amount thereof provable in bankruptcy; (d) change the redemption provisions or adversely affect the right of repayment at the option of any holder; (e) change the place of payment of, currency of payment of principal of, or any premium or interest on, any Debt Security; (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; (g) reduce the percentage in principal amount of Outstanding Debt Securities of any series the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; (h) modify the provisions of the Indenture described in this paragraph or those regarding waiver of compliance with certain provisions of, or certain defaults and their consequences under, the Indenture, except to increase the percentage of Outstanding Debt Securities necessary to modify and amend the Indenture or to give any such waiver, and except to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Outstanding Debt Security affected thereby; (i) make any change that adversely affects the right to convert any Debt Security; or (j) in the case of Subordinated Debt Securities, modify the provisions of the Indenture with respect to subordination of such Subordinated Debt Securities in a manner adverse to the holders (Section 902).

     The holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture (Section 1007). The holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive any past default under the Indenture with respect to Debt Securities of that series, except a default in the payment of principal or any premium or interest on a Debt Security of such series, or a default in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each affected Outstanding Debt Security of that series (Section 513).

     Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of any holder for any of the following purposes: (i) to evidence the succession of another corporation to the Company;
(ii) to add to the covenants of the Company for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power therein conferred upon the Company; (iii) to add or change any provisions of the Indenture to facilitate the issuance of bearer Debt Securities; (iv) to establish the form or terms of Debt Securities of any series and any related coupons; (v) to provide for the acceptance of appointment by a successor Trustee; (vi) to cure any ambiguity, defect or inconsistency in the Indenture, provided such action does not adversely affect the interests of holders of Debt Securities of any series or any related coupons in any material respect; (vii) to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of Debt Securities; (viii) to add any additional Events of Default; (ix) to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of Debt Securities, provided such action does not adversely affect the interests of holders of Debt Securities of such series or any related coupons in any material respect; (x) to secure the Debt Securities; (xi) to make provisions with respect to conversion rights of holders of Debt Securities of any series; and (xii) to amend or supplement any provision contained in the Indenture or in any supplemental indenture, provided that such amendment or supplement does not materially adversely affect the interests of the holders of any Debt Securities then Outstanding (Section 901).

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company may consolidate or merge with or into, or transfer its assets substantially as an entirety to, any corporation organized under the laws of any domestic jurisdiction, provided that the successor corporation assumes the Company's obligations on the Debt Securities and under the Indenture, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met (Section 801).

EVENTS OF DEFAULT

     The following are Events of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of, or any premium on, any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) breach of any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice as provided in the Indenture; (e) certain events in bankruptcy, insolvency or reorganization involving the Company or any Restricted Subsidiary (as hereinafter defined); (f) acceleration of Indebtedness in a principal amount in excess of $10,000,000 of the Company or any Restricted Subsidiary under the terms of the instrument under which such Indebtedness was issued or secured, if such acceleration is not annulled within 30 days after written notice as provided in the Indenture; and (g) any other Event of Default provided with respect to Debt Securities of that series (Section 501). If an Event of Default with respect to Senior Debt Securities of any series at the time Outstanding (other than an Event of Default described in clause (e) above) occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Outstanding Senior Debt Securities of that series may declare the principal amount of all the Senior Debt Securities of that series or such lesser amount as may be provided for in the Senior Debt Securities of such series to be due and payable immediately. If an Event of Default specified in clause (e) above with respect to any Debt Securities of any series at the time Outstanding occurs, the principal amount of all the Debt Securities of that series or such lesser amount as may be provided for in the Debt Securities of such series will ipso facto become immediately due and payable without any declaration on the part of the Trustee or any holder. UNLESS OTHERWISE INDICATED IN THE APPLICABLE PROSPECTUS SUPPLEMENT OR PRICING SUPPLEMENT, THERE IS NO RIGHT OF ACCELERATION IN THE CASE OF DEFAULT IN THE PAYMENT OF PRINCIPAL OF OR INTEREST ON THE SUBORDINATED DEBT SECURITIES OR THE PERFORMANCE OF ANY OTHER OBLIGATION OF THE COMPANY UNDER THE SUBORDINATED INDENTURE. At any time after Debt Securities of any series have been accelerated, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of Outstanding Debt Securities of that series may rescind and annul such acceleration, provided that, among other things, all Events of Default with respect to such series, other than payment defaults caused by such acceleration, have been cured or waived as provided in the Indenture (Section 502).

     "Restricted Subsidiary" means Standard Federal Bank so long as it remains a Subsidiary, and any other successor to all or a principal part of the business or properties thereof, and any other Subsidiary which the Board of Directors designates as a Restricted Subsidiary (Section 101).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The Company may discharge certain obligations to holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the Trustee, in trust, funds in U.S. dollars or in such Foreign Currency in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Maturity thereof, as the case may be (Section 401).

     The Indenture provides that, if the provisions of Section 402 thereof are made applicable to the Debt Securities of or within any series pursuant to
Section 301 thereof, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for, among other things, the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 402(2)) or (b) to be released from its obligations with respect to such Debt Securities under the covenants described in "Limitation on Sale or Pledge of Stock of the Bank" below or, if provided pursuant to Section 301 of the Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 402(3)), in either case upon the irrevocable deposit by the Company with the Trustee, in trust, of an amount, in U.S. dollars or in such Foreign Currency in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor (Section 402(4)).

     Such a trust may only be established if, among other things, (i) the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound,
(ii) no default or Event of Default with respect to the Debt Securities to be defeased shall have occurred and be continuing on the date of the establishment of such a trust and (iii) the Company has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by the Company, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture (Section 402(4)(d) and (e)).

     "Foreign Currency" means any currency, currency unit or composite currency, including, without limitation, the ECU, issued by the government of one or more countries other than the United States of America or by any recognized confederation or association of such governments (Section 101).

     "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government or the governments in the confederation which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government or governments which issued the Foreign Currency in which the Debt Securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government or governments, which, in the case of clauses (i) and (ii), are not callable or redeemable at the option of the issuer or issuers thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or any other amount with respect to any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by such depository receipt (Section 101).

     Unless otherwise provided in the applicable Prospectus Supplement or Pricing Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of the Indenture or the terms of such Debt Security to receive payment in a currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the Foreign Currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on such Debt Security as such Debt Security becomes due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency in which such Debt Security becomes payable as a result of such election or such Conversion Event based on (x) in the case of payments made pursuant to clause (a) above, the applicable market exchange rate for such currency in effect on the second business day prior to such payment date, or (y) with respect to a Conversion Event, the applicable market exchange rate for such Foreign Currency in effect (as nearly as feasible) at the time of the Conversion Event (Section 402(5)).

     "Conversion Event" means the cessation of use of (i) a Foreign Currency both by the government of the country or the confederation which issued such Foreign Currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a Foreign Currency that ceases to be used by its government or confederation of issuance shall be made in U.S. dollars (Section 101).

     In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to Section 1005 of the Indenture (which Section would no longer be applicable to such Debt Securities after such covenant defeasance) or with respect to any other covenant as to which there has been covenant defeasance, the amount in such Foreign Currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement or Pricing Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

     Under each Indenture, the Company is required to furnish to the Trustee annually a statement as to performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. The Company is also required to deliver to the Trustee, within five days after the occurrence thereof, written notice of any event which after notice or lapse of time or both would constitute an Event of Default (Section 1008).

LIMITATION ON SALE OR PLEDGE OF STOCK OF THE BANK

     The Senior Indenture provides that, unless otherwise specified therein with respect to a series of Senior Debt Securities, the Company (a) will not (i) sell, transfer or otherwise dispose of any shares of the Voting Stock of the Bank or (ii) permit the Bank to issue, sell or otherwise dispose of shares of its Voting Stock unless in either case the Bank remains a Controlled Subsidiary and (b) will not permit the Bank to (i) merge or consolidate unless the surviving entity is the Bank or a Controlled Subsidiary or (ii) convey or transfer its properties and assets substantially as an entirety to any person, except to the Company or a Controlled Subsidiary (Section 1005). However, the Company may avoid this restriction if prior to any such transaction the Bank unconditionally guarantees payment when due of the principal of, premium, if any, and interest on the Senior Debt Securities, the Bank obtains all regulatory approvals, if any, required to permit such guarantee, and the Company obtains an Opinion of Counsel to such guarantee. For purposes of these covenants, the Bank includes any successor but not a Subsidiary of the Bank, "Controlled Subsidiary" means any Person at least 80% of the outstanding shares of Voting Stock (except for directors' qualifying shares, if any) of which is at the time owned directly or indirectly by the Company and "Voting Stock" of any Person means stock of any class or classes, however designated, having ordinary voting power for the election of a majority of the board of directors of such Person, other than stock having such power only by reason of the occurrence of a contingency (Sections 101 and 1005).

     The Senior Indenture also provides that, unless otherwise specified with respect to a series of Senior Debt Securities, the Company will not create, assume, incur or suffer to exist, as security for indebtedness for borrowed money any mortgage, pledge, encumbrance, lien or charge of any kind upon the Voting Stock of the Bank (other than directors' qualifying shares) without effectively providing that such series of Senior Debt Securities is secured equally and ratably with (or prior to) such indebtedness; provided, however, that the Company may create, assume, incur or suffer to exist any such mortgage, pledge, encumbrance, lien or charge without regard to the foregoing provisions so long as after giving effect thereto the Company will own directly or indirectly at least 80% of the Voting Stock of the Bank then issued and outstanding, free and clear of any such mortgage, pledge, encumbrance, lien or charge. The Company may also avoid this restriction if prior to creating, assuming, incurring or suffering to exist any such mortgage, pledge, encumbrance, lien or charge, the Bank unconditionally guarantees payment when due of the principal of, premium, if any, and interest on the Debt Securities, the Bank obtains all regulatory approvals, if any, required to permit such guarantee, and the Company obtains an Opinion of Counsel pertaining to such guarantee.

     The Subordinated Indenture does not contain any of the foregoing covenants.

     The Indentures do not restrict the Company from incurring, assuming or becoming liable for any type of debt or from creating, assuming, incurring or permitting to exist any mortgage, pledge, encumbrance, lien or charge on its property (except the Voting Stock of the Bank). The Indenture does not require the Company to maintain any financial ratios or specified levels of net worth or liquidity.

     Unless otherwise indicated in the applicable Prospectus Supplement with respect to a series of Debt Securities, the covenants contained in the Indenture would not necessarily provide holders of Debt Securities any protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders.

     Any additional restrictive covenants with respect to any series of Debt Securities, and any variations from the foregoing restrictive covenants applicable to any series of Debt Securities, will be described in the applicable Prospectus Supplement or Pricing Supplement.

SUBORDINATION

     The payment of the principal of and interest on the Subordinated Debt Securities will, to the extent set forth in the Indenture relating thereto, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined below). Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency, receivership or similar proceedings of the Company, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the holders of the Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of or interest thereto. In the event of the acceleration of the maturity of any Subordinated Debt Securities pursuant to the terms of the Subordinated Indenture, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due thereon before the holders of the Subordinated Debt Securities will be entitled to receive any payment upon the principal of or interest thereon. No payment on account of principal or interest in respect of the Subordinated Debt Securities may be made if there shall have occurred and be continuing beyond any applicable grace period a default in any payment with respect to Senior Indebtedness, or if there shall have occurred an event of default with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default (Article 16 of the Subordinated Indenture).

     By reason of such subordination, in the event of insolvency, holders of the Subordinated Debt Securities may recover less, ratably, than other creditors of the Company, including holders of Senior Indebtedness.

     "Senior Indebtedness" is defined in the Indenture as any indebtedness for money borrowed (including all indebtedness of the Corporation for borrowed and purchased money of the Corporation, all obligations of the Corporation arising from off-balance sheet guarantees by the Corporation and direct credit substitutes, and obligations of the Corporation associated with derivative products such as interest and foreign exchange rate contracts and commodity contracts) that is outstanding on the date of execution of the Subordinated Indenture, or is thereafter created, incurred or assumed, for the payment of which the Corporation is at the time of determination responsible or liable as obligor, guarantor or otherwise, and all deferrals, renewals, extensions and refundings of any such indebtedness or obligations, other than the Subordinated Debt Securities or any other indebtedness as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness is subordinate in right of payment to any other indebtedness of the Corporation. (Section 101 of the Subordinated Indenture). The Indenture relating to the Subordinated Debt Securities does not prohibit or limit the incurrence of additional Senior Indebtedness.

ADDITIONAL PROVISIONS

     The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity (Section 601). Subject to such provisions for the indemnification of the Trustee and certain other conditions, the holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series (Section 512).

     No holder of any Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless: (i) such holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series; (ii) the holders of not less than 25% in aggregate principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; (iii) the Trustee shall have failed to institute such proceeding within 60 days after receipt of such written request; and (iv) the Trustee shall not have received from the holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request (Section 507). However, the holder of any Debt Security will have an absolute right to receive payment of the principal of (and premium, if any) and interest on such Debt Security on the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment (Section 508).

CONCERNING THE TRUSTEE

     The Company has, from time to time, engaged in transactions with the Trustee in the ordinary course of its business.

PLAN OF DISTRIBUTION

     The Company may sell all or part of the Debt Securities from time to time on terms determined at the time such Debt Securities are offered for sale. The Debt Securities may be sold (i) through underwriters or dealers; (ii) through agents; (iii) directly to one or more purchasers; or (iv) through a combination of any such methods of sale. The Prospectus Supplement or the Pricing Supplement with respect to the Debt Securities of a particular series will describe the terms of the offering of such Debt Securities, including the name of the agent or the name or names of any underwriters, the public offering or purchase price, any discounts and commissions to be allowed or paid to the agent or underwriters, all other items constituting underwriting compensation, the discounts and commissions to be allowed or paid to dealers, if any, and the exchanges, if any, on which the Debt Securities will be listed. Only the agents or underwriters so named in the Prospectus Supplement or the Pricing Supplement are agents or underwriters in connection with the Debt Securities offered thereby. Under certain circumstances, the Company may repurchase Debt Securities and reoffer them to the public as set forth above. The Company may also arrange for repurchases and resales of such Debt Securities by dealers.

     If so indicated in the Prospectus Supplement or the Pricing Supplement, the Company will authorize underwriters to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to Delayed Delivery Contracts providing for payment and delivery on the date stated in the Prospectus Supplement or the Pricing Supplement. Each such contract will be for an amount not less than, and, unless the Company otherwise agrees, the aggregate principal amount of Debt Securities sold pursuant to such contracts shall not be more than, the respective amounts stated in the Prospectus Supplement or the Pricing Supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to the approval of the Company. Delayed Delivery Contracts will not be subject to any conditions except that the purchase by an institution of Debt Securities covered thereby shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject.

     The Company will agree to indemnify any agents or underwriters through which Debt Securities are sold against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the agents or the underwriters may be required to make in respect thereof.

     Certain of the underwriters and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services for, the Company or its affiliates in the ordinary course of business.

LEGAL OPINIONS


     The validity of the Debt Securities offered hereby and other legal matters will be passed upon for the Company by Dykema Gossett P.L.L.C., Detroit, Michigan. Certain legal matters will be passed upon for the underwriters or agents by Brown & Wood LLP, New York, New York. Members of the firm of Dykema Gossett P.L.L.C. own in the aggregate a total of 17,800 shares of the Company's common stock (less than 0.1% of the total outstanding shares).


EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     With respect to the unaudited interim financial information for the periods ended March 31, 1996 and 1995, which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.


     The consolidated financial statements of Bell Bancorp, Inc. incorporated by reference into the Company's Current Reports on Form 8-K dated May 14 and June 14, 1996, which are incorporated by reference herein, have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

- ------------------------------------------------------
- ------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN CONTAINED OR INCORPORATED BY REFERENCE IN THIS PRICING SUPPLEMENT, THE PROSPECTUS OR THE PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER MADE BY THIS PRICING SUPPLEMENT, THE PROSPECTUS AND THE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PRICING SUPPLEMENT, THE PROSPECTUS OR THE PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PRICING SUPPLEMENT, THE PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS
                               PRICING SUPPLEMENT

                                        PAGE
                                        ----
The Company...........................  PS-2
Use of Proceeds.......................  PS-2
Capitalization........................  PS-3
Ratio of Earnings to Fixed Charges....  PS-3
Recent Developments...................  PS-5
Description of Notes..................  PS-7
Supplemental Plan of Distribution.....  PS-8

                             PROSPECTUS SUPPLEMENT

Risk Factors..........................   S-3
Description of Notes..................   S-4
Special Provisions Relating to Foreign
  Currency Notes......................  S-20
Certain United States Federal Income
  Tax Considerations..................  S-22
Plan of Distribution..................  S-29
PROSPECTUS
Available Information.................     2
Incorporation of Certain Documents By
  Reference...........................     2
The Company...........................     2
Certain Regulatory Considerations.....     3
Use of Proceeds.......................     6
Ratio of Earnings to Fixed Charges....     6
Description of Debt Securities........     6
Plan of Distribution..................    15
Legal Opinions........................    16
Experts...............................    16

- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------

                                  $100,000,000

                            [STANDARD FEDERAL LOGO]

                                STANDARD FEDERAL
                              BANCORPORATION, INC.

                                % SUBORDINATED NOTES

                               DUE JULY    , 2006

                          ---------------------------

                               PRICING SUPPLEMENT
                          ---------------------------
                              MERRILL LYNCH & CO.
                                LEHMAN BROTHERS
                               SMITH BARNEY INC.
                               UBS SECURITIES LLC
                         FIRST OF MICHIGAN CORPORATION
                         KEEFE, BRUYETTE & WOODS, INC.
                               MCDONALD & COMPANY
                                SECURITIES, INC.

                                  RONEY & CO.
                                 JULY   , 1996

- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following statement sets forth the estimated amounts of expenses to be borne by the Company in connection with the distribution of the securities offered hereby:

Securities and Exchange Commission registration fee                                  $ 68,966
Blue Sky fees and expenses                                                             15,000
Accounting fees and expenses                                                           25,000
Legal fees and expenses                                                               150,000
Trustee's fees and expenses                                                            15,000
Printing and engraving expenses                                                       120,000
Rating Agency fees                                                                    200,000
Miscellaneous expenses                                                                 16,034
                                                                                     --------
     Total                                                                           $610,000
                                                                                     ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 561 through 571 of the Michigan Business Corporation Act (the "MBCA") govern the indemnification of officers, directors and other persons. In this regard, the MBCA provides for indemnification of directors and officers acting in good faith and in a manner they reasonably believe to be in, or not opposed to, the best interest of the Company or its shareholders (and, with respect to a criminal proceeding, if they have no reasonable cause to believe their conduct to be unlawful). Such indemnification may be made against (a) expenses (including attorney's fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding (other than an action by, or in the right of, the Company) arising out of a position with the Company (or with some other entity at the Company's request), and (b) expenses (including attorney's fees) and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or suit by, or in the right of, the Company, unless the director or officer is found liable to the Company and an appropriate court does not determine that he or she is nevertheless fairly and reasonably entitled to indemnification. The MBCA requires indemnification for expenses to the extent that a director or officer is successful in defending against any such action, suit or proceeding, and otherwise requires, in general, that the indemnification provided for in (a) and (b) above be made only on a determination by a majority vote of a quorum of the Board of Directors comprised of members who were not parties to or threatened to be made parties to such action. In certain circumstances, the MBCA further permits advances to cover such expenses before a final determination that indemnification is permissible, upon receipt of (i) a written affirmation by the director or officer of his good faith belief that he has met the applicable standard of conduct set forth in the MBCA, and (ii) a written undertaking by or on behalf of the director or officer to repay such amounts unless it shall ultimately be determined that he is entitled to indemnification and a determination that the facts then known to those making the advance would not preclude indemnification.

     The MBCA permits the Company to purchase insurance on behalf of its directors and officers against liabilities arising out of their positions with the Company, whether or not such liabilities would be within the indemnification provisions of the MBCA.

     Indemnification under the MBCA is not exclusive of other rights to indemnification to which a person may be entitled under a Company's articles of incorporation or bylaws, or under contract executed by such corporation. Subject to the exceptions recited in the following sentence, the Company's Articles of Incorporation provide that no director shall be personally liable to the Company or its shareholders for damages for breach of his or her duty as a director. Such exculpatory language does not, however, eliminate or limit the liability of a director for (a) breach of the duty of loyalty, (b) acts or omissions that are not in good faith or involve intentional misconduct or knowing violation of law,
(c) certain other violations of the Michigan Business Corporation Act, or (d) responsibility in respect of any transaction from which the director has derived an improper personal benefit.

     The bylaws of the Company provide that the Company shall indemnify its directors, officers, employees and other agents ("indemnitees") in respect of expenses, judgments, penalties, fines, and settlement of claims paid or incurred, if the indemnitee acted in good faith and in what he or she reasonably believed to be in, or not opposed to, the best interest of the corporation, and, in the case of criminal action, if the indemnitee had no reasonable cause to believe his or her conduct was unlawful. In respect of actions brought by or on behalf of the Company in which the indemnitee is found liable, indemnification shall not be made without a judicial determination by the court in which the matter was heard that the indemnitee is, in all of the circumstances, fairly and reasonably entitled to indemnification for reasonable expenses incurred. To the extent that an indemnitee is successful in the defense of any proceeding, he or she is entitled to be indemnified against actual and reasonable expenses incurred in connection with such defense. Unless a court orders indemnification, it shall not be made unless the directors of the Company determine that indemnification is proper. The bylaws establish procedures pursuant to which such a determination may be made. The bylaws authorize the Company to purchase and maintain directors' and officers' liability insurance.

ITEM 16. EXHIBITS


  1.    Form of Distribution Agreement*
 4.1    Form of Senior Indenture*
 4.2    Form of Fixed Rate Senior Note*
 4.3    Form of Floating Rate Senior Note*
 4.4    Form of Subordinated Indenture*
 4.5    Form of Fixed Rate Subordinated Note*
 4.6    Form of Floating Rate Subordinated Note*
  5.    Opinion of Dykema Gossett P.L.L.C.*
 12.    Computation of Ratio of Earnings to Fixed Charges*
 15.    Letter re: Unaudited Interim Financial Information*
23.1    Consent of Deloitte & Touche LLP (filed herewith)
23.2    Consent of KPMG Peat Marwick LLP*
23.3    Consent of Dykema Gossett P.L.L.C. (contained in Exhibit 5)*
 24.    Power of Attorney (contained on signature page)*
 25.    Form T-1 Statement of Eligibility of Trustee*


- -------------------------
* Previously filed

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          1. That for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          2. (a) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, (b) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and (c) to remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

          3. That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


          4. That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.



          5. That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan on the 8th day of July, 1996.


                                          STANDARD FEDERAL BANCORPORATION, INC.

                                          By:     /s/ THOMAS R. RICKETTS
                                            ------------------------------------
                                                    Thomas R. Ricketts,
                                                   Chairman and President


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on the 8th day of July, 1996.


         NAME AND SIGNATURE                                   CAPACITY
- -------------------------------------  ------------------------------------------------------
       /s/ THOMAS R. RICKETTS          Chairman, President and Director (Principal Executive
- -------------------------------------  Officer)
         Thomas R. Ricketts

                  *                    Executive Vice President, Secretary and Director
- -------------------------------------
           Garry G. Carley

                  *                    Senior Vice President and Chief Financial Officer
- -------------------------------------  (Principal Financial and Accounting Officer)
             Joseph Krul

                  *                    Director
- -------------------------------------
          Beverly Beltaire

                  *                    Director
- -------------------------------------
        Ernest L. Grove, Jr.

                  *                    Director
- -------------------------------------
           Norman P. Hahn

                  *                    Director
- -------------------------------------
         William E. Hoglund

                  *                    Director
- -------------------------------------
           John M. O'Hara

             NAME AND SIGNATURE                                   CAPACITY
- --------------------------------------------  -------------------------------------------------
                                              Director
- --------------------------------------------
                Jack L. Otto

                     *                        Director
- --------------------------------------------
            E.G. Wilkinson, Jr.

                     *                        Director
- --------------------------------------------
             David P. Williams

*By:          /s/ THOMAS R. RICKETTS
       -------------------------------------
       Thomas R. Ricketts, Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.                                           DESCRIPTION
- -------    -------------------------------------------------------------------------------------
   1.      Form of Distribution Agreement*
   4.1     Form of Senior Indenture*
   4.2     Form of Fixed Rate Senior Note*
   4.3     Form of Floating Rate Senior Note*
   4.4     Form of Subordinated Indenture*
   4.5     Form of Fixed Rate Subordinated Note*
   4.6     Form of Floating Rate Subordinated Note*
   5.      Opinion of Dykema Gossett P.L.L.C.*
  12.      Computation of Ratio of Earnings to Fixed Charges*
  15.      Letter re: Unaudited Interim Financial Information*
  23.1     Consent of Deloitte & Touche LLP (filed herewith)
  23.2     Consent of KPMG Peat Marwick LLP*
  23.3     Consent of Dykema Gossett P.L.L.C. (contained in Exhibit 5)*
  24.      Power of Attorney (contained on signature page)*
  25.      Form T-1 Statement of Eligibility of Trustee*


- -------------------------
* Previously filed